Exhibit 10.14
Execution Version

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.

RESEARCH SERVICES AGREEMENT
This RESEARCH SERVICES AGREEMENT (this “Agreement”), signed as of June 30, 2017, is entered into by and between DYADIC INTERNATIONAL, INC., a Delaware corporation with headquarters located at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477-5094 USA and U.S. tax identification number 45-04867472 (“Dyadic”), and BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U., a company incorporated under the laws of Spain having its registered office at Louist Proust 13, 47151 Boecillo (Valladolid), Spain, and identification code -CIF number- B-86206695 (“BDI Pharmaceuticals”). Dyadic and BDI Pharmaceuticals are sometimes collectively referred to as the “Parties” and individually as a “Party.” Certain capitalized terms used herein have the meanings assigned them in Article 1 hereof.
RECITALS:

I.	BDI Pharmaceuticals provides services for strain improvement, bioprocess development, bioprocess scale-up, bioengineering and contract production;

II.
Biotechnology Developments for Industry, S.L (“BDI Holdings”) holds 100% of the shares of BDI Pharmaceuticals and 79.2% of the shares of VLP-The Vaccines Company, S.L.U. (“VLPbio”), which develops human and animal vaccines based on a proprietary chimeric virus like particles technology platform;

III.
Dyadic is a global biotechnology company that has a proprietary biopharmaceutical protein production system based on the fungus Myceliopthora thermophila, nicknamed Cl. The Cl Technology (defined below) and other technologies may be used by BDI Pharmaceuticals pursuant to this Agreement for research and development activities in accordance with the terms of the Pharma License Agreement and solely on behalf of Dyadic;

IV.
This Agreement is being executed as a condition to the closing of the transactions contemplated by that certain Investment Agreement dated June 30, 2017 among Dyadic International (USA), Inc. (“Dyadic Florida”), BDI Holding and Inveready Innvierte Biotech II, S.C.R., S.A. (the “Investment Agreement”), pursuant to which Dyadic Florida is making a strategic investment in BDI Holding and its subsidiary, VLPbio, to, inter alia, enable BDI Holding and its subsidiary, BDI Pharmaceuticals, to fund BDI Pharmaceutical’s business plan;

V.
Contemporaneous with the Agreement and also as a condition to closing under the Investment Services Agreement, a Service Framework Agreement is being executed by the Parties, pursuant to which all contract research services other than the Services shall be provided by BDI Pharmaceuticals on behalf of Dyadic (the “Service Framework Agreement”);

VI.	The Parties wish to collaborate to develop results (the “Results”) for a biologic drug and/or vaccine for animal and/or human health using C1 Technology as an expression host in accordance with the project described in Exhibit A attached hereto and made a part hereof (“Project”);

VII.
BDI Pharmaceuticals will assign, and will cause each of its permitted subcontractors hereunder to assign, all rights in and to any and all intellectual property developed during the commissioning of or yielded from the Project to Dyadic, or as directed by Dyadic; and

VIII.
The Parties desire to develop, for commercialization, one product candidate based upon the Results of the Project, which the Parties plan to commercialize under the terms and conditions set forth in the form Commercialization Agreement attached hereto as Exhibit E.

AGREEMENT:
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and the foregoing Recitals, which are incorporated herein and by this reference made a part hereof, and for other good and valuable consideration the receipt and adequacy of which hereby are mutually acknowledged by Dyadic and BDI Pharmaceuticals, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement shall have the meaning ascribed to them below, or as otherwise defined above or in the text of this Agreement.
(a)    “AAA” has the meaning set forth in Section 11.10 hereof.
(b)    “Action” has the meaning set forth in Section 9.1 hereof.
(c)    “Affiliate” means any person, corporation or other entity that controls, is controlled by, or is under common control with a Party. Control, with respect to such other corporation or entity, includes a person, corporation or other entity (i) owning or directly or indirectly controlling a majority of the voting stock or other ownership interest, (ii) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies, or (iii) possessing the power to elect or appoint a majority of the members of the governing body. For the avoidance of doubt, the term Affiliate when used with respect to BDI Pharmaceuticals shall include BDI Holdings and VLPbio.
(d)    “Agreement” has the meaning set forth in the Preamble.
(e)    “Applicable Project Spend” has the meaning set forth in Section 2.1 hereof.
(f)    “Background IP” has the meaning set forth in Section 5.1 hereof.
(g)    “BDI Holdings” has the meaning set forth in Recital II.
(h)    “BDI Pharmaceuticals” has the meaning set forth in the Preamble.

(i)    “BDI Services Generated Tools” means Genetic Tools generated in the course of the provision of the Services by BDI Pharmaceuticals and its Affiliates.
(j)    “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as practical.
(k)    “C1 Strains” means, individually and collectively, the Myceliophthora thermophile strains transferred to and/or derived or generated therefrom in the Project or under this Agreement.
(l)    “C1 Technology” includes any and all Dyadic Materials, Dyadic Know-How, Dyadic C1 Genomic Information, C1 Strains, Dyadic Improved Strains and Genetic Tools.
(m)    “Collaboration IP” has the meaning set forth in Section 5.2 hereof.
(n)    “Confidential Information” has the meaning set forth in Section 7. I hereof.
(o)    “Danisco Improved Strains” has the meaning set forth in Pharma License Agreement.
(p)    “Danisco Know-How” has the meaning set forth m the Pharma License Agreement.
(q)    “Danisco Patents” has the meaning set forth in the Pharma License Agreement.
(r)    “Disclosing Party” has the meaning set forth in Section 7.1 hereof.
(s)    “Dyadic” has the meaning set forth in the Preamble.
(t)    “Dyadic C1 Genomic Information” means the current and future genome sequence of C1 Strains, genes and other genetic elements including genomic data derived from C1 and any associated annotations, software, software tools related thereto including any subsequent Dyadic C1 Genomic Information coming from Dyadic, or identified or developed in the Project or under this Agreement.
(u)    “Dyadic Florida” has the meaning set forth in Recital IV hereto.
(v)    “Dyadic Follow-On IP” has the meaning set forth in Section 5.6 hereof.
(w)    “Dyadic Improved Strains” means one or more C1 Strains modified to express intracellularly or extracellularly whether it is secreted or not a Pharmaceutical Product where the performance or characteristics of such C1 Strains, including, without limitation, with respect to any composition of matter produced or expressed therein has been materially alerted as a result of work done by or on behalf of Dyadic pursuant to this Agreement, where such C1 Strains, as materially altered, would, to one reasonably skilled in the art, be useful in the Pharmaceutical Field.

(x)    “Dyadic Know-How” means any and all information relating to the C1 genome, engineering, production, fermentation, composition and use of C1 Strains, as such information existed as of the Effective Date, and any and all subsequently transferred know-how and/or know-how that is developed by BDI Pharmaceuticals or its Affiliates that relates in any way to C1, the C1 Technology or fermentation process and media development.
(y)    “Dyadic Materials” means the materials set forth on Exhibit B and any subsequent transferred Dyadic Materials including any C1 Strains, Dyadic Improved Strains, Danisco Improved Strains, Genetic Tools, Dyadic C1 Genomic Information, Dyadic Know-How and/or any modifications or improvements identified and/or developed by BDI Pharmaceuticals or its Affiliates that relate in any way to C1 or the C1 Technology.
(z)    “Dyadic Patents” has the meaning set forth in Pharma License Agreement.
(aa)    “Effective Date” has the meaning set forth in Section 10.1 hereof.
(bb)    “Genetic Tools” means any composition of matter and genetic elements useful for using, manipulating, engineering, transforming, transfecting, modifying or altering a C1 Strain that was transferred to BDI Pharmaceuticals. Without limiting or expanding the foregoing Genetic Tools shall include those identified on Exhibit C and any subsequently transferred Genetic Tools and/or developed Genetic Tools developed by BDI Pharmaceuticals or its Affiliates that relate in any way to C1 Strains, and/or the C1 Technology. For the avoidance of doubt, Genetic Tools shall exclude the Danisco Background Technology and the Danisco Background Tools (each as defined in the Pharma License Agreement).
(cc)    “Governing Group” has the meaning set forth in Section 3.1 hereof.
(dd)    “Government Official” has the meaning set forth in Section 11.5 hereof.
(ee)    “Indemnified Party” has the meaning set forth in Section 9.1 hereof.
(ff)    “Indemnifying Party” has the meaning set forth in Section 9.1 hereof.
(gg)    “Infringement Claim” has the meaning set forth in Section 9.3 hereof.
(hh)    “Initial Product” has the meaning set forth in Exhibit A hereto.
(ii)    “Investment Agreement” has the meaning set forth in Recital IV hereto.
(jj)    “Key Person” means those persons listed on Exhibit D hereto.
(kk)    “Negotiation Period” has the meaning set forth in Section 6.1 hereof.
(ll)    “Party” or “Parties” has the meaning set forth in the Preamble.
(mm)    “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.

(nn)    “Pharmaceutical Product” has the meaning set forth in the Pharma License Agreement.
(oo)    “Pharma License Agreement” means the agreement between Danisco and Dyadic dated December 31, 2015, a redacted copy of which has been provided to BDI Pharmaceuticals for review in advance of executing this Agreement.
(pp)    “Phase” means a distinct period or stage in the development of the Project. In the first Phase, for example, BDI Pharmaceuticals will evaluate the expression of six (6) products. In the second Phase, BDI Pharmaceuticals and Dyadic will review expression of certain product candidates. In the third Phase, a single product candidate to be developed will be selected by the Parties for Dyadic’s commercialization. Each of the Phases is meant to be exemplary and the Parties may change the Phases as provided herein.
(qq)    “Project” or “Project A” has the meaning set forth in Recital VI and as more particularly set forth in Exhibit A attached hereto and made a part hereof, as may be amended by the Parties from time to time.
(rr)    “Project Managers” has the meaning set forth in Section 3.4 hereof.
(ss)    “Project Objective” has the meaning set forth in Section 8.3(d) hereof.
(tt)    “Project Spend Measurement Period” has the meaning set forth in Section 2.1 hereof.
(uu)    “Quarterly Project Certificate” has the meaning set forth in Section 2.2 hereof.
(vv)    “Receiving Party” has the meaning set forth in Section 7.1 hereof.
(ww)    “Results” has the meaning set forth in Recital VI. For the sake of clarity, Results, as defined herein, shall only include findings as they relate to the Project.
(xx)    “R&D License” has the meaning set forth in Section 5.4 hereof.
(yy)    “Selected Product” has the meaning set forth in Section 6.1.
(zz)    “Service Framework Agreement” has the meaning set forth in Recital V hereto.
(aaa)    “Services” means the activities set forth on Exhibit A, and any other Services that BDI Pharmaceuticals may perform or have performed on its behalf hereunder.
(bbb)    “Sublicensee” as used herein shall refer to BDI Pharmaceuticals and its Affiliates and also have the meaning set forth in the Pharma License Agreement.
(ccc)    “Sublicense Agreement” has the meaning set forth m the Pharma License Agreement.
(ddd)    “Study Data” has the meaning set forth in Section 4.2 hereof.

(eee)    “Technical Group” has the meaning provided in Section 3.2 hereof.
(fff)    “Term” has the meaning set forth in Section 10.1 hereof.
(ggg)    “Third Party” means any Person that is not a Party (or an Affiliate of a Party) to this Agreement, including without limitation other collaboration Partners.
(hhh)    “VLPbio” has the meaning set forth in Recital II hereto.
ARTICLE 2
BDI PHARMACEUTICALS R&D PROGRAM
2.1Commitment of BDI Pharmaceuticals to Engage in the Project. BDI Pharmaceuticals covenants to Dyadic that over the two (2) year period commencing with the date hereof (the “Project Spend Measurement Period”), BDI Pharmaceuticals will spend not less than EUR 936,000 on the conduct of the Project in the performance of its obligations under this Agreement (the “Applicable Project Spend”), including, but not limited to, by way of illustration, and not in limitation: (i) the employment of scientific and non-scientific personnel to perform such activities; (ii) the engagement of consultants and other independent contractors to perform such activities for the Project’s benefit in whole or in part; (iii) the engagement of contract research organizations, which may include the engagement of VLPbio through an agreement that includes necessary protections for Dyadic including VLPbio’s consent to abide by all of the terms and conditions of this Agreement, to perform certain of such activities; and (iv) materials and supplies for use in connection therewith, provided that in calculating the amount of BDI Pharmaceuticals’ Applicable Project Spend, for each (a) of the costs relating to (ii) through (iv), which are provided by non-Affiliate third-parties, BDI Pharmaceuticals shall be deemed to have incurred an amount equal to BDI Pharmaceuticals contracted price plus 10%; and (b) full time equivalent position listed below appointed by the Technical Group during the Project Spend Measurement Period and providing services to the Project, BDI Pharmaceuticals shall be deemed to have incurred the amount listed below opposite the position title of Applicable Project Spend for each year during the Project Spend Measurement Period in which such employee is so employed and engaged on the Project, pro-rated for any partial year:

Project Manager	[*] EUR
Senior Scientist	[*] EUR
Junior Scientist	[*] EUR
Technician	[*] EUR
2.2Project Reporting. Within thirty (30) days following the close of each calendar quarter beginning or ending within the Project Spend Measurement Period, BDI Holdings’ Chief Financial Officer and/or Chief Executive Officer shall furnish the Governing Group members with a detailed written report (the “Quarterly Project Certificate”) certifying (i) the amount of the Applicable Project Spend made by BDI Pharmaceuticals in the quarter then ended and the cumulative amount of Applicable Project Spend made by BDI Pharmaceuticals since the Effective Date, (ii) the actual to budget comparison of Applicable Project Spend for the quarter then ended and cumulatively since the Effective Date against the budgeted amount for the

Project as set forth in Exhibit A, or as superseded subsequent to the Effective Date by approval of the Governing Group indicating, as applicable, if there are spend variances for any monthly period in excess of ten percent (10%) of the approved budgeted amount, and (iii) an updated Project timeline which indicates all changes made since the prior timeline reported and cumulatively against the timeline set forth in Exhibit A, with a final Quarterly Project Certificate to be furnished by BDI Pharmaceuticals to Dyadic within thirty (30) days of the completion date of the Project; provided that the representatives of Dyadic, upon reasonable advance notice and at Dyadic’s expense, shall have the right to have an independent accounting firm review the books and records of BDI Pharmaceuticals and BDI Holdings upon the condition that such independent accounting firm execute and deliver to BDI Holding’s legal counsel, to verify the accuracy of the calculations set forth in the Quarterly Project Certificate(s), further provided that if such examination shall disclose a more than five percent (5%) negative variance between the amount of the Applicable Project Spend for the applicable quarter, BDI Pharmaceuticals shall pay all of the expenses for such independent accounting firm.
2.3Scope of the Project. BDI Pharmaceuticals shall use its good faith Best Efforts to supply the necessary scientific staff, materials, laboratories, offices and other facilities to perform the Project described in Exhibit A. The Parties may amend the scope from time to time as provided herein.
2.4Funding of the Project. BDI Pharmaceuticals shall be solely responsible for all costs associated with funding its performance of the Project.
2.5Commencement of Project. BDI Pharmaceuticals shall commence performance of the Project immediately following the Effective Date.
ARTICLE 3
THE GOVERNING GROUP, THE TECHNICAL GROUP AND PROJECT MANAGERS
3.1Governing Group. The Parties shall establish and maintain throughout the Term of this Agreement a Governing Group (the “Governing Group”) to oversee and direct the execution of the Project, as well as to oversee the Technical Group and the Project Managers. Except to the extent otherwise provided by mutual written agreement of the Parties, the Governing Group shall not disband until the expiration of the Term or earlier termination of the Agreement.
(a)    Functions of the Governing Group. The functions of the Governing Group shall be to: (i) review and approve modifications of the Project when presented by the Technical Group; (ii) review the most recent Quarterly Project Certificate and vote upon any matters, such as change of budget or time line, that arise based on such reporting; (iii) specify and approve the objectives of the Project; (iv) review and approve the results of each Phase as submitted to the Governing Group by the Technical Group; (v) review and approve revisions of and modifications to the Project plan, as submitted to the Governing Group by the Technical Group, and present them, when necessary, to BDI Pharmaceuticals and Dyadic for acceptance; (vi) control the progress of the Project and support the activities of the Project Managers; (vii) accept the achievement of milestones that have been reported since the last meeting and provide overall guidance to the Parties and Project Managers with regard thereto; (viii) monitor and control the Project budget and timeline and consider whether any proposed changes should be made; (ix)

exchange suggestions, ideas and recommendations pertaining to the overall achievement of the Project; (x) evaluate the commercialization recommendation, if any, submitted to the Governing Group by the Technical Group; and (xi) make commercial recommendations to the Parties when required under Section 6.1.
(b)    Composition. The Governing Group shall comprise the following members: Ronen Tchelet, Arin Bose, Matthew Jones, Tom Dubinski, Michael Weiss and Mark Emalfarb, who shall be Dyadic’s representatives and Pablo Gutierrez, Ana Gomez, [*], who shall be BDI Pharmaceuticals’ representatives. The chair of the Governing Group shall be appointed by Dyadic and shall initially be Mark Emalfarb. Only representatives designated pursuant to this Section 3.1 (b) shall have the right to vote in the Governing Group, provided that if any representative of a Party is unable to attend a meeting of the Governing Group, another representative of that Party shall be entitled to attend and vote in his or her stead. The number of voting representatives may be increased upon mutual written agreement of the Parties. Each Party shall appoint or nominate its respective representatives to the Governing Group and, from time to time, may substitute one or more of its representatives. Additional representatives or consultants of a Party may from time to time, with the consent of the other Party (with such consent not to be unreasonably withheld or delayed) attend meetings of the Governing Group, subject to such representative’s and/or consultant’s agreement to comply with the confidentiality obligations at least equivalent to those set forth in this Agreement and provided that such additional representatives shall have no vote.
(c)    Governance. Decisions of the Governing Group shall be made by majority vote with each Party’s voting representatives participating in the vote collectively having one (1) vote.
(d)    Meetings. The Governing Group shall meet at least every three (3) months or as otherwise agreed in accordance with a schedule established by mutual written agreement of the Parties, with the location for such meetings determined by agreement of the Parties. Either Party may call for nonscheduled meetings of the Governing Group for good cause, which shall occur at mutually agreeable times. The Governing Group, upon mutual agreement, may meet by means of in person, teleconference, videoconference or other similar communications equipment. No meeting may be conducted unless at least two (2) voting representatives of each Party are participating.
3.2Technical Group. The Parties shall establish a Technical Group (the “Technical Group”) to review and oversee the scientific and technical progress of the Project. Except to the extent otherwise provided by mutual written agreement of the Parties, the Technical Group shall not disband until the expiration of the Term or the earlier termination of this Agreement.
(a)    Functions of the Technical Group. The functions of the Technical Group shall be to: (i) review and manage the scientific and technical progress of the Project; (ii) review the objectives of the Project and notify the Governing Group of any proposed revisions of the Project plans that might be needed; (iii) notify the Governing Group of the results of each Phase of the Project; (iv) control the progress of the Project and support activities of the Project Managers; (v) handle and execute revisions of and modifications to the Project and present the same to the Governing Group for approval; (vi) monitor progress in achieving any performance benchmarks and provide overall guidance to the Parties and Project Managers with regard thereto; (vii) exchange suggestions, ideas and recommendations pertaining to the Project; and (viii) make commercialization recommendations to the Governing Group.
(b)    Composition. Each Party shall nominate its respective representatives to the Technical Group. Such nominees shall be subject to the mutual written approval of the Parties. Initially, the Technical Group shall comprise the following members: Ronen Tchelet, Arin Bose and Mark Emalfarb, who shall be Dyadic’s representatives and two persons to be appointed by DBI Pharmaceuticals’ promptly following the Effective Date of this Agreement by written notice to Dyadic. The chair of the Technical Group shall be appointed by Dyadic and shall initially be Ronen Tchelet.
(c)    Meetings. The Technical Group shall meet every month or as otherwise agreed in accordance with a schedule established by mutual written agreement of the Parties, with the location for such meetings determined by agreement of the Parties. The Technical Group, upon mutual agreement, may meet by means of in person, teleconference, videoconference or other similar communications equipment.
3.3Records of Governing Group and Technical Group. The chair of each of the Governing Group and Technical Group, or his/her designee(s), shall have responsibility for preparing minutes of each respective meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and decisions made by the Governing Group or Technical Group, as the case may be. Such minutes shall be circulated on a confidential basis to all members of the Governing Group or Technical Group, respectively and as appropriate, within thirty (30) days following such meeting. Following circulation and review and incorporation of any comments received on the minutes, the chair of the Governing Group or Technical Group, as appropriate, shall sign and file or cause to be filed the minutes within the corporate documents of BDI Pharmaceuticals.
3.4Project Managers. There shall be a person from BDI Pharmaceuticals and a person from Dyadic chosen to manage the Project (the “Project Managers”). Initially, the Dyadic Project Manager shall be Ronen Tchelet and the BDI Pharmaceuticals Project Manager shall be Ana Gomez. Project Managers may be changed by mutual written agreement of the Parties. The Project Managers will be responsible for managing, monitoring and reporting on the progress and status of the Project, including the exchange of development information, notifications to the Technical Group and/or Governing Group, if necessary, and any delay or problem that might affect deliveries within the Project. The Project Managers will communicate by weekly telephone calls, or any other chosen method effective for communication, or more often if needed.
ARTICLE 4
AUDITS
4.1For Cause Audits. If Dyadic reasonably believes that the Project is not being performed, or was not performed, in compliance with the terms of this Agreement, Dyadic may audit BDI Pharmaceuticals and/or any Affiliate of BDI Pharmaceuticals subcontracted hereunder upon reasonable advance notice to BDI Pharmaceuticals of not less than two (2) business days and during BDI Pharmaceuticals’, or its Affiliates, if applicable, regular business hours. Dyadic or its agents may inspect BDI Pharmaceuticals’, or its Affiliates’, if applicable, facilities and may audit all records, including, but not limited to, Study Data and accounting records, relating to the Project, subject to all confidentiality obligations and other restrictions herein or otherwise reasonably required by BDI Pharmaceuticals, or its Affiliate, prior to such inspection. BDI Pharmaceuticals will make or cause to be made available all such records and will provide reasonable assistance in the inspection or audit. Dyadic’s right to audit will survive the expiration or earlier termination of this Agreement. Audits in accordance with the terms and conditions of this Section 4.1 may occur no more than four (4) times per calendar year. Audits conducted under this Section 4.1 shall be at Dyadic’s expense provided, however, that if any audit under this Section 4.1 results in material findings, the cost of such audit shall be paid by BDI Pharmaceuticals. Dyadic will issue an audit report to BDI Pharmaceuticals and allow BDI Pharmaceuticals twenty (20) business days to correct and/or issue corrective actions for any non-conformities found in the course of an audit. BDI Pharmaceuticals lack of adherence to this time line will result in a material breach of this Agreement.
4.2Study Records. BDI Pharmaceuticals shall maintain and cause any subcontractors that it may use hereunder to maintain books and records, including, but not limited to protocols, protocol amendments, lab notebooks and raw data relating to the conduct of any study conducted as part of the Project and reports of the Governing Group and Technical Group (the “Study Data”) for the longer of fifteen (15) years or five (5) years following regulatory approval of the product to which the Study Data relates. BDI Pharmaceuticals shall provide Dyadic with access to, or copies of the Study Data, at Dyadic’s expense, within five (5) business days’ following Dyadic’s written request therefor. In the event that BDI Pharmaceuticals plans to dispose of any Study Data following the conclusion of the time-frame stated above, BDI Pharmaceuticals shall provide Dyadic with thirty (30) days prior written notice and an option to transfer such records to Dyadic, at Dyadic’s expense.
ARTICLE 5
INTELLECTUAL PROPERTY
5.1Background IP. As between the Parties, each Party will own and retain all right, title and interest in and to their Background IP. “Background IP” means, with respect to a Party, any inventions, technology, know-how, trade secrets and any other intellectual property owned or controlled by such Party prior to the Effective Date or developed or otherwise obtained by such Party outside the scope of this Agreement. Background IP shall also mean, with respect to Dyadic, intellectual property that is developed other than Collaboration IP, as provided herein. For the sake of clarity, without limitation, Background IP with respect to Dyadic shall include C1 Strains, Dyadic Improved Strains, Dyadic C1 Genomic Information, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents and/or any derivatives or modifications thereof and the Dyadic Follow-On IP and any results related thereto. Nothing in this Agreement grants or implies a license in any intellectual property of either Party except that BDI Pharmaceuticals hereby provides Dyadic with a non-exclusive, perpetual and royalty free license to use the BDI Pharmaceuticals’ Background IP as far as necessary for Dyadic to make use of the Results.
5.2Collaboration IP. Inventorship shall be determined according to United States practice. “Collaboration IP” means, with respect to a Party, any inventions, technology, know-how, trade secrets and any other intellectual property, whether patentable or not, that has been conceived or reduced to practice pursuant to this Agreement or that is related to the Project. Subject to the restrictions set forth in Section 5.1, and any permissions BDI Pharmaceuticals may have to use Results as provided herein, Dyadic shall own all right, title and interest in and to the Collaboration IP and the Results, regardless of inventorship.
5.3Responsibility for Preparation and Prosecution of IP. BDI Pharmaceuticals shall notify Dyadic promptly in writing of all Collaboration IP or Dyadic Follow-On IP conceived or generated by BDI Pharmaceuticals. BDI Pharmaceuticals agrees to assign, as applicable, and hereby irrevocably assigns to Dyadic all of its right, title and interest in and to the Collaboration IP and the Results or the Dyadic Follow-On IP, as necessary to affect Dyadic’s sole ownership. Dyadic shall have the sole right and authority, but not the obligation, for the filing, prosecution and maintenance of the Collaboration IP. BDI Pharmaceuticals shall render all necessary assistance reasonably requested by Dyadic in preparing, filing and prosecuting the Collaboration IP. If necessary and when requested, BDI Pharmaceuticals shall (i) sign and execute all such forms and documents as may be necessary to assure and perfect rights in the Collaboration IP and the Dyadic Follow-On IP; and (ii) cause its current and/or former directors, employees, researchers, students, consultants and/or contractors to sign and execute all such forms and documents as may be necessary to perfect the Collaboration IP or the Dyadic Follow-On IP. Dyadic shall bear the costs and expenses for preparing, filing and prosecuting the Collaboration IP pursuant to this Section 5.3.
5.4Non-Exclusive Limited Use Research License Grant from Dyadic to BDI Pharmaceuticals. Dyadic hereby grants to BDI Pharmaceuticals (“Sublicensee”) a non-exclusive, non-transferable, non-sub-licensable, except as set forth herein, and fully paid license of the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents and Dyadic Follow-On IP, the grant of the non-exclusive license being for the sole purpose of conducting research as contemplated by the Project and only broad enough to perform the Project in accordance with the terms of this Agreement (“R&D License”). The C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents, any components of the C 1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents, and any derivatives or modifications of any of the foregoing, shall be used by Sublicensee and its Affiliates only in accordance with and for the execution of this Agreement, the completion of the Project and in compliance with applicable law. For the sake of clarity, (i) Sub licensee shall not transfer or deliver any C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools or the Danisco Patents, any components of the Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools or the Danisco Patents, or any derivatives or modifications of any of the foregoing, to any Third Party without the prior written consent of Dyadic, which consent may be withheld in Dyadic’s absolute discretion, and (ii) Sublicensee may not transfer or sublicense the R&D License for any purpose (a) except to the extent necessary to have Third Parties conduct contract research on behalf of the Sublicensee or for the Sub licensee to exercise its “have made” rights; (b) unless such subcontractor agrees in a signed writing to relinquish any and all rights to the commercial product and/or process of using C1 to make and sell the product without payment in addition to the amount negotiated for the provision of contract research services; and (c) unless such subcontractor agrees in a signed writing to protect, abide by and not otherwise violate the terms of the Pharma License Agreement.
5.5Additional Conditions Incorporated from Pharma License Agreement. Sublicensee acknowledges that it has read the Pharma License Agreement entered into between Danisco US Inc. and Dyadic International, Inc. and agrees to be bound by the provisions of such Pharma License Agreement as if it were a party to such Pharma License Agreement. For the avoidance of doubt, this includes the provisions of Section 10.7 of the Pharma License Agreement regarding resolution of disputes. Sublicensee agrees that Danisco US Inc. or any authorized assignee of Danisco US Inc. is an intended third party beneficiary to any Sub license Agreement and shall be entitled to enforce the terms of this Agreement directly against Sublicensee. This Sublicense Agreement shall not be further sublicensed except that, as applicable, the C1 Strains (as defined in the Pharma License Agreement), the Danisco Improved Strains, the Dyadic Know-How (as defined in the Pharma License Agreement), the Dyadic Materials (as defined in the Pharma License Agreement), Dyadic Patents, Danisco Know-How, the Genetic Tools (as defined in the Pharma License Agreement) and the Danisco Patents may be further sublicensed to the extent necessary to Third Parties having no economic interest in the Pharmaceutical Product under development to provide contract research services or contract manufacturing services for a Licensed Party (as defined in the Pharma License Agreement), for a Sublicensee to exercise its ‘have made’ rights or, with respect to a Pharmaceutical Product, to grant limited sublicenses within multiple tiers of Sublicensee Affiliates (as defined in the Pharma License Agreement) or Third Parties solely to permit manufacturing, distributing or marketing such Pharmaceutical Products on behalf of such Sublicensee under terms no less restrictive than the terms set forth in Section 2.2 of the Pharma License Agreement entered into between Danisco US Inc. and Dyadic International Inc.
5.6Dyadic Follow-On IP. Dyadic shall own all Dyadic Follow-On IP, regardless of (i) inventorship; (ii) whether the Dyadic Follow-On IP is conceived or reduced to practice pursuant to this Agreement; and (iii) whether the Follow-On IP is related to the Project. As used herein, Dyadic Follow-On IP shall include all inventions, technology, know-how, trade secrets and any other intellectual property or results related to the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic C1 Genomic Information, Dyadic Patents, Danisco Know-How, the Dyadic Improved Strains, the Genetic Tools, the Danisco Patents and/or any derivatives or modifications thereof, BDI Services Generated Tools, Dyadic C1 Genomic Information and/or improved media and fermentation development and processes (“Dyadic Follow-On IP”).
5.7Results. All Results shall be owned by Dyadic and Dyadic shall be free to exploit the same at its own discretion. BDI Pharmaceuticals hereby assigns and transfers all intellectual property rights attached to the Results to Dyadic without any additional cost. BDI Pharmaceuticals shall take all acts necessary for the intellectual property rights to vest with Dyadic or sign any documents necessary to record the intellectual property rights in the name of Dyadic.
5.8Restrictions on Use and Transfer of the Dyadic Materials and C1 Strains.

(a)    The Dyadic Materials, the C1 Strains, any components of the Dyadic Materials and C1 Strains, and any derivatives or modifications of any of the foregoing, shall be used by BDI Pharmaceuticals and its Affiliates only in accordance with and for the execution of this Agreement, the R&D License, the Pharma License Agreement and in compliance with applicable law.
(b)    BDI Pharmaceuticals and its Affiliates shall not transfer, deliver or sub license any C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic C1 Genomic Information, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Background IP, Collaboration IP or Dyadic Follow-On IP, any components of the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic C1 Genomic Information, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Background IP, the Collaboration IP or the Dyadic Follow-On IP, or any derivatives or modifications of the foregoing or results related thereto without the prior written consent of Dyadic, which consent may be withheld in its absolute discretion.
ARTICLE 6
SELECTED PRODUCT / NET SALES SHARING
6.1Product Benefit Sharing. According to Exhibit A of this Agreement (Project Scope) there will be a first Phase where up to six (6) product candidates will be analyzed for expression and only one of them will be selected for further development under the Agreement (the “Selected Product”).
(a)    Dyadic shall be free to use any and all of the results, and technologies developed under this Agreement and/or related to any and all of the other products other than the Selected Product. For the sake of clarity, Dyadic will not owe any monies, royalty or future payment to BDI Pharmaceuticals or its Affiliates for the use of any of the research, or products or processes derived directly or indirectly from the research carried out by BDI Pharmaceuticals and its Affiliates under this Agreement other than with respect to the Selected Product.
(b)    In relation to the Selected Product, BDI Pharmaceuticals will decide, in its sole discretion, to further develop the Selected Product. Such decision will be communicated in writing to Dyadic within one hundred and twenty (120) days (or such longer period as the Parties may agree in writing) following the Term.
(c)    Should BDI Pharmaceuticals decide to enter into the development of the Selected Product, the Parties shall use diligent and good faith efforts to negotiate and enter into a development and net sales sharing agreement, which shall include all necessary economic terms and intellectual property licenses for the further development and sales of the Selected Product (provided, however, that in no event shall such requirement be interpreted to require Dyadic to issue licenses that in their sole opinion would constitute a violation of the Pharma License Agreement), which shall be substantially in the form of Exhibit E attached hereto and made a part hereof, within ninety (90) days (or such longer period as the Parties may agree in writing) after the approval of such commercialization by BDI Pharmaceuticals (the “Negotiation Period”). For the sake of clarity, Exhibit E does not imply a current commitment by BDI Pharmaceutical’s to invest in or commercialize the Selected Product.

(d)    Should BDI Pharmaceuticals decide not to enter into the development and net sales sharing agreement during the Negotiation Period, Dyadic may, in its sole discretion, continue the development of the Selected Product at its sole expense; provided, however that any Project funding remaining at such time may be used to transfer the Project to Dyadic. Thereafter, Dyadic shall pay to BDI Pharmaceuticals an amount equal to One Million Five Hundred Thousand Euros (€1,500,000) upon commercialization of the Selected Product. Such payment shall be paid by directing 100% of the Product Net Income ( as defined in Exhibit E) on the Selected Product to BDI Pharmaceuticals until an amount equal to One Million Five Hundred Thousand Euros (€1,500,000) has been paid by Dyadic to BDI Pharmaceuticals.
ARTICLE 7
CONFIDENTIALITY
7.1Definition. “Confidential Information” means any information disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), whether oral, written, visual, electromagnetic, electronic or in any other form, and whether contained in memoranda, summaries, notes, analyses, compilations, studies or other documents, and whether the same have been prepared by the Disclosing Party or the Receiving Party: (i) which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) days after initial disclosure; and (ii) which includes but is not necessarily limited to (A) technical data or information, including proprietary host organisms and their strains, plasmids/vectors, DNA sequences, gene expression, fungal high throughput screening, enzymes and their applications, research and manufacturing protocols and practices, formulae, charts, analyses, reports, patent applications, trade secrets, ideas, methods, processes, know-how, computer programs, products, equipment, raw materials, designs, data sheets, schematics, configurations, specifications, techniques, drawings, and the like, whether or not relating to experimental data, projects, products, processes, research practices and the like; (B) past, present and future business, financial and commercial data or information, prices and pricing methods, marketing and customer information, financial forecasts and projections, and other data or information relating to strategies, plans, budgets, sales and the like; and (C) any other data or information delivered by the Disclosing Party to the Receiving Party or which the Receiving Party has acquired from the Disclosing Party by way of the former’s inspection or observation during visits to the research laboratory, manufacturing plan or other type of facility of the latter Party. The Parties expressly acknowledge and agree that all information of a proprietary and/or confidential nature furnished by the Disclosing Party to the Receiving Party in furtherance of the Disclosing Party’s obligations under this Agreement shall be deemed Confidential Information. Subject to the restrictions and permissions set forth herein, the Results, Collaboration IP, Follow-On IP and Background IP shall be Confidential Information of Dyadic. Notwithstanding anything to the contrary contained herein, any failure by the Disclosing Party to mark, identify or confirm the Confidential Information shall not relieve Receiving Party of its obligations under this Agreement where Receiving Party knows or has reason to know that the information disclosed to it is Confidential Information.
7.2Confidential Information Exclusions. Confidential Information will exclude information the Receiving Party can demonstrate is: (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party’s part, in the public domain; (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party, as evidenced by contemporaneous written records; (iii) furnished to others by the Disclosing Party without restriction on disclosure; or (iv) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.
7.3Confidentiality Obligation. For a period commencing on this date and ending on the tenth (10th) anniversary after the termination of the Agreement, the Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information for any purpose whatsoever other than for the purposes set forth herein, except as expressly otherwise permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to Third Parties. The Confidential Information may be disclosed only to employees or contractors of the Receiving Party with a “need to know” who are instructed and agree not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth herein; provided, however, in the case of BDI Pharmaceuticals and its Affiliates, the term “employees or contractors of a Receiving Party” shall include employees of each of those of BDI Pharmaceuticals, its Affiliates and any contract research organizations with whom BDI Pharmaceuticals or its Affiliates has written agreements pursuant to which such contract research organization is performing or will perform work under a Project and is bound by an obligation of confidence to BDI Pharmaceuticals or its Affiliates that makes such contract research organization liable for any breach by its employees of those confidentiality obligations to BDI Pharmaceuticals or its Affiliates. The Receiving Party shall have appropriate written agreements with any such employees or contract research organizations sufficient to comply with the provisions of this Agreement. A Receiving Party may not alter, decompile, disassemble, reverse engineer or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the Receiving Party shall not affect the confidential nature or ownership of the same as stated hereunder.
7.4Permitted Disclosures of Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure and to the extent permitted by law, the Receiving Party shall (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality. In addition and notwithstanding Section 7.3, BDI Pharmaceuticals may disclose the Results to a Third Party if it has received written consent to such disclosure from Dyadic. In requesting such consent, BDI Pharmaceuticals shall provide the following information to Dyadic: (i) evidence that the Third Party to whom the disclosure is proposed to be made has executed, or will execute prior to receipt of Results, a confidentiality agreement with BDI Pharmaceuticals that prevents such Third Party from further disclosure of such information and contains restrictions on disclosure of Confidential Information at least as stringent as those found herein; and (ii) the proposed disclosure of Results. BDI Pharmaceuticals agrees that Dyadic may, in its sole discretion, refuse to consent to the disclosure and/or may require BDI Pharmaceuticals to delete any Dyadic Confidential Information from the proposed disclosure.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
8.1Representations and Warranties of the Parties. Each of the Parties represents and warrants to the other Party that:
(a)    it is a company duly organized, validly existing and in good standing under the laws of, in the case of Dyadic, Delaware, and in the case of BDI Pharmaceuticals, Spain;
(b)    the execution of this Agreement on its behalf has been properly authorized by all necessary corporate or company action, as the case may be;
(c)    this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity;
(d)    neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound;
(e)    there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it;
(f)    the execution, delivery and performance of this Agreement does not and will not conflict with or result in breach of any term, condition, obligation or restriction of any other agreement of the Parties with any Third Party; and
(g)    it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any confidential information of any other Person, unless it is expressly authorized in writing by such Person to do so.
8.2Representations and Warranties of Dyadic. Dyadic represents and warrants to BDI Pharmaceuticals that the Dyadic Materials do not contain any intellectual property, proprietary information or materials, content, software or other materials of any Third Party that would require BDI Pharmaceuticals or its Affiliates to acquire a license or otherwise pay a Third Party for the use thereof in accordance with the terms of this Agreement.
8.3Representations and Warranties of BDI Pharmaceuticals. BDI Pharmaceuticals hereby represents and warrants to Dyadic that:

(a)    all licenses or other material rights or permissions to use any Third Party intellectual property used by BDI Pharmaceuticals or its Affiliates in the operation of their respective businesses have been obtained by the BDI Pharmaceuticals or its Affiliates and all license fees, royalties and any other amounts (if any) due and payable under such license agreements have been paid;
(b)    no activities will be carried out by BDI Pharmaceuticals or its Affiliates or subcontractors hereunder on behalf of Dyadic or any third party that directly or indirectly incorporates or uses the C1 Technology in any manner that will require a license, milestones, royalties or payments of any kind other than those payments set forth herein or on a Statement of Work signed by both Parties;
(c)    it shall have the necessary facilities, lab equipment and personnel to timely and efficiently carry out all work as may be set forth in Exhibit A;
(d)    it will perform the Project using its good faith Best Efforts to achieve the expected outcomes indicated in Exhibit A for each Project task in accordance with prevailing industry standards and as guided by the Governing Group and the Technical Group (each, a “Project Objective”);
(e)    it will perform the Projects in accordance with all applicable laws, rules, regulations and guidances;
(f)    it shall use commercially reasonable efforts to ensure that the condition and calibration of all equipment used to perform the Projects hereunder is properly and adequately maintained;
(g)    it will comply with all appropriate animal welfare rules, as specified by law, Dyadic or the Institutional Animal Care and Use Committee (IACUC) that governs animal studies conducted by BDI Pharmaceuticals;
(h)    no individual that has been debarred or disqualified by the FDA pursuant to 21 U.S.C. §335a (a) or (b) or by the European Medicines Agency, the European Commission, or the Regulatory Authority of an European Union Member State under any foreign equivalent thereof will perform or render, any Services or assistance to BDI Pharmaceuticals;
(i)    it has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, the US Food and Drug Administration, European Medicines Agency or other governmental investigations of, or debarment proceedings against, BDI Pharmaceuticals or any person or entity performing Services or rendering assistance relating to activities taken pursuant to this Agreement, and BDI Pharmaceuticals will immediately notify Dyadic if BDI Pharmaceuticals becomes aware of any such circumstances during the Term;
(j)    it shall attract, hire and/or otherwise retain the Key Persons within thirty (30) days of the Effective Date and thereafter, it shall notify Dyadic within five (5) business days of the date it becomes aware of the pending or actual termination of services of any Key Person; and

(k)    to the extent it uses confidential information of any other Person in the course of its performance hereunder, it has been expressly authorized to do so in writing and warrants that there will be no cost to Dyadic now, or in the future, related to the use of such information, in excess of the amounts mutually agreed to be paid pursuant to the commercialization agreement to be entered into pursuant to Section 6.1.
8.4Disclaimer. Except for the foregoing warranties, THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.
ARTICLE 9
INDEMNIFICATION
9.1In General. Subject to the provisions of Section 9.4, each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its Affiliates, and its and their employees, officers, directors, agents and licensees (each an “Indemnified Party”) against any loss, damage, expense or cost, including reasonable attorneys’ fees, arising out of any claim, demand, action, suit, investigation, arbitration or other proceeding by a Third Party (an “Action”) based on (i) the Indemnifying Party’s breach of this Agreement; or (ii) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors or agents. This requirement for indemnification is meant by the Parties to extend to the Representations and Warranties set forth in Article 8.
9.2Procedure. If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 9.1, (i) the Indemnified Party shall give the Indemnifying Party prompt written notice of such Action; (ii) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indemnified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party’s expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (iii) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not be withheld or delayed unreasonably; (iv) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (v) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.
9.3Third Party Infringement. Each of the Parties shall indemnify, defend and hold harmless the other Party and its Affiliates and their respective officers, directors and employees from any losses, damages, liabilities, fines, penalties and expenses (including reasonable attorneys’ fees) that arise out of or result from any Third Party claims of infringement of any patent or copyright, or misappropriation of any trademark, trade secret or other intellectual property right, private right or any other proprietary or personal interest related by circumstances to the existence of this Agreement or the Project (“Infringement Claim”). Dyadic’s obligation with regard to indemnifying BDI Pharmaceuticals hereunder shall be limited to breaches of its (i)

obligations under Article 5, or (ii) representations and warranties set forth in Section 8.2 with respect to the status of the intellectual property discussed therein as of the date hereof.
9.4Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BOTH PARTIES AGREE THAT IN NO EVENT SHALL EITHER PARTY, OR ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER SUCH PARTY SHALL BE OR HA VE BEEN ADVISED, SHALL HAVE REASON TO KNOW OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. A PARTY’S MAXIMUM LIABILITY FOR ALL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, EUR 936,000; PROVIDED HOWEVER, THAT IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR INFRINGEMENT UNDER SECTION 9.3, INFRINGEMENT BY ONE PARTY OR ITS AFFILIATES OF THE OTHER PARTY’S INTELLECTUAL PROPERTY, BREACH OF CONFIDENTIALITY, FRAUD OR WILLFUL MISCONDUCT BE LIMITED BY THIS SECTION 9.4.
IN ADDITION, EACH PARTY HEREBY ACKNOWLEDGES THAT THE OTHER PARTY CANNOT AND DOES NOT ASSURE THE FIRST PARTY THAT THE PROJECT WILL CULMINATE IN THE SUCCESSFUL ACHIEVEMENT OF THE PROJECT OBJECTIVES. ACCORDINGLY, EACH PARTY HEREBY EXPRESSLY AGREES EXCEPT IN THE INSTANCE OF A MATERIAL BREACH BY THE OTHER PARTY OF ITS OBLIGATIONS HEREUNDER, NO PARTY SHALL HAVE LIABILITY OF ANY KIND WHATSOEVER TO THE OTHER PARTY BY REASON OF FAILURE OF THE PROJECT TO SUCCESSFULLY ACHIEVE THE PROJECT OBJECTIVES.
ARTICLE 10
TERM AND TERMINATION
10.1Term. This Agreement shall enter into force upon the closing of the transactions contemplated by the Investment Agreement (the “Effective Date”) and shall end upon completion of the Project (the “Term”), excluding the Articles and Sections and their legal effects of which are meant to survive the termination or expiration of the Agreement.
10.2Termination in the Event of Insolvency. Either Party may terminate this Agreement if the other Party becomes insolvent, voluntarily files a petition for relief under bankruptcy or any similar or other insolvency laws (or has a petition filed against it and the same remains undischarged or unstayed for sixty (60) days) or voluntarily or involuntarily enters receivership or any similar or other insolvency proceeding.
10.3Termination for Breach. Without prejudice to any other damages or remedies available under applicable law and/or this Agreement, either Party has the right, at any time, to terminate this Agreement by written notice and without further formality upon a breach by the other Party in the performance of the provisions of this Agreement, provided such breach is not cured within thirty (30) days following receipt by the defaulting Party of a written notice from the non-defaulting Party to remedy such breach. However, (i) in case of a breach, which is not capable of being cured; or (ii) where any Party repeatedly or consistently fails to meet its contractual obligations following an initial cure period, the other Party has the right to terminate this Agreement immediately, by written notice and without any further formality and (additional) cure period.
10.4Termination by Dyadic. Dyadic may terminate this Agreement (i) at any time upon one-hundred eighty (180) days written notice to BDI Pharmaceuticals; (ii) within ninety (90) days before or after the one-year anniversary of the Effective Date, upon ninety (90) days written notice to BDI Pharmaceuticals; (iii) upon thirty (30) days written notice to BDI Pharmaceuticals, in the event that the Parties fail to timely enter into a commercialization agreement prior to the expiration of the Negotiation Period; or (iv) immediately upon the termination of the services of any Key Person or failure to hire any Key Person within the time allotted herein.
10.5Effect of Termination.
(a)    Accrued Rights and Obligations. Termination of this Agreement hereunder for any reason shall not release any Party from any obligation which, at the time of such termination, has already accrued and become due to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
(b)    Return of Confidential Information and Materials. Upon any termination of this Agreement, BDI Pharmaceuticals shall promptly return to Dyadic all Confidential Information received from Dyadic. BDI Pharmaceuticals may retain a copy of the Confidential Information that must thereafter be used solely as a legal record of the Confidential Information under this Agreement.
(c)    Destruction of Confidential Information and Materials. Upon any termination of this Agreement, Dyadic may request BDI Pharmaceuticals to destroy all Confidential Information received from Dyadic instead of returning it in accordance with paragraph (b) above. BDI Pharmaceuticals may retain a copy of the Confidential Information that must thereafter be used solely as a legal record of the Confidential Information under this Agreement.
(d)    Rights in IP. In the event of termination of this Agreement either on or prior to the expiration of the Term by either Party, all rights and licenses of BDI Pharmaceuticals to Background IP and Results shall automatically terminate and/or revert back to Dyadic and any license grants from Dyadic to BDI Pharmaceuticals, such, for example, without limitation, the license grants provided in Article 5, shall terminate.
(e)    Other Remedies Available. Notwithstanding anything in this Agreement to the contrary, in the event of termination of this Agreement, each Party shall have available every remedy allowed under law and equity, including but not limited to specific performance, suit for damages and rescission.

10.6Survival. Notwithstanding anything to the contrary contained herein, the provisions of Recital VII, Article 1, Section 2.2, Article 4, Sections 5.1 through 5.3, Sections 5.4 through Section 5.8, Articles 6 through Article 9, Section 10.5, Section 10.6 and Article 11 shall survive any termination of this Agreement.
ARTICLE 11
MISCELLANEOUS
11.1Relationship between Parties. Dyadic and BDI Pharmaceuticals are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee or fiduciaries of each other. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties’ compliance with the express terms of this Agreement
11.2No Implied Rights. Other than expressly provided for in this Agreement, nothing in this Agreement grants or shall be construed to grant to any Party any right and/or any license to any intellectual property right or application therefor (including but not limited to patent applications or patents) which are held by and/or in the name of the other Party and/or which are controlled by or licensed by the other Party, or to any Confidential Information received from the other Party.
11.3Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.
11.4Force Majeure. Neither Party shall be held in breach of its obligations hereunder to the extent only that due performance or observance of such obligation is prevented or delayed by war and other hostilities, civil commotion, accident, trade disputes, acts or restraints of government imposition or restrictions of imports or exports or any other cause not within the control of the Party concerned. The Party concerned shall forthwith notify the other Party of the nature and effect of such event and both Parties shall, where the same is practicable, use every reasonable endeavor to minimize such effect and to comply with the respective obligation herein contained as nearly as may be in their original form.
11.5Foreign Corrupt Practices Act and Anti-Bribery Provisions. During the Term, the Parties will not, and shall cause their Affiliates to not, make or provide any payments or gifts or any offers or promises of any kind, directly or indirectly, to any official of any government or to any official of any agency or instrumentality of any government, or to any political party or to any candidate for political office (the foregoing individually and collectively referred to as “Government Official”). If, on the Effective Date, or at any time during the Term any Government Official or an active member of the armed services of any government (i) owns an interest in that certain Party or its Affiliate, (ii) has any legal or beneficial interest in this Agreement or in payments to be received by that certain Party or its Affiliate in connection with the Services to be provided by hereunder, or (iii) is a director, officer or employee of that certain Party or its Affiliate, that certain Party will notify the other Party and will take such actions to assure that the affected person does not take any action, official or otherwise and/or use any influence in connection with the other Party’s business.
11.6Assignment. Except as otherwise set forth herein, neither Party shall assign all or part of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld in their absolute discretion; provided, however, that this Agreement may be assigned at any time by either Party in connection with the merger or acquisition of the respective Party or the sale of all or substantially all of the assets of the Party to which this Agreement relates. The Parties rights under this Agreement shall bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns.
11.7Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto be invalid, illegal or unenforceable, such provision(s) shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss in good faith what steps should be taken to remedy the situation.
11.8Publicity; Use of Name. Notwithstanding anything to the contrary in this Agreement, Dyadic may issue any press releases or make any other public statement with respect to the transactions contemplated hereby or the Results yielded hereunder without the prior consent of BDI Pharmaceuticals and notwithstanding the existence of any confidentiality or non-disclosure obligations that Dyadic may have, which, for the avoidance of doubt, may include the filing of this Agreement or any Exhibit hereto and/or summaries thereof with the U.S. Securities and Exchange Commission by Dyadic as required by U.S. federal securities law (such requirement to be determined by Dyadic in its sole discretion) and industry and investor conferences and presentations. BDI Pharmaceuticals may not issue any press releases or make any other public statement with respect to the transactions contemplated hereby or the Results yielded hereunder without the prior written consent of Dyadic, which may be withheld in Dyadic’s sole discretion. The Parties may (i) disclose the terms of this Agreement to such Party’s auditors, attorneys, bankers or investment bankers as necessary for their rendition of services to such Party; and (ii) disclose the terms of this Agreement to bona fide prospective investors, merger partners, strategic partners, or acquirors and their respective professional advisors, in connection with the negotiation, entry into and/or performance of a business transaction between such parties, including the conduct of due diligence involved in such transaction, provided, however, that such parties are subject to obligations of confidentiality and non-use at least as restrictive as those set forth in Article 7. During the Term and for a reasonable time thereafter, Dyadic may use BDI Pharmaceuticals’ and its Affiliates’ names and logos in press releases, marketing material and/or advertisements disclosing the existence of this Agreement. Except for disclosures permitted pursuant to this Section 11.8, neither Party will use the other’s name for advertising or external publicity purposes without its consent, except that Dyadic may include in its promotional materials references to and quotations from publications of results of the Projects.
11.9Notices. All notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (i) when delivered, if delivered by hand; (ii) when confirmation of transmission received, if sent by facsimile or by email; (iii) two days following deposit with an overnight courier; or (iv) on the date ten business days following deposit, as certified or registered mail, with the postal service of the country of the Party providing notice:
To Dyadic:
Att: Mark Emalfarb
Address: 140 Intracoastal Pointe Drive,
Suite# 404, Jupiter, Florida, 33477 USA
E-mail: memalfarb@dyadic.com
Tel: (561) 743-8333
Fax: (561) 743-8513
With a copy to:
Att: Laura Nemeth
Squire, Patton Boggs (US) LLP
127 Public Square, Suite 4900
Cleveland, Ohio 44114
Email: laura.nemeth@squirepb.com
Tel: 216-479-8552
Fax: 216-479-8780
To BDI Pharmaceuticals:
Att: Emilio Gutierrez
Biotechnology Developments for
Industry in pharmaceuticals S.L.U
Louist Proust 13
4 7151 Boecillo (Valladolid) Spain
E-mail: egutierrez@bdibiotech.com
Tel: 983 548 563/ 983 010 722
Fax: None
11.10Applicable Law and Arbitration.
(a)    This Agreement shall be governed by, and interpreted under, the laws of Florida, USA, without application of rules on conflicts of laws.
(b)    Disputes between the Parties shall be resolved as provided by this Section 11.10. Any Party shall give the other Party written notice of any dispute under this or in connection with this Agreement. The Parties shall attempt to resolve such dispute promptly by negotiation among the chief executive officers of the Parties and his/her advisors and executive officers of the BDI Group and Dyadic, as applicable. Within thirty (30) days after delivery of the notice, the Party(ies) receiving the notice shall submit to the other a written response. The notice and response shall include: (A) a statement of each Party’s position and a summary of arguments supporting that position; and (B) in the case of any member of the BDI Group or Dyadic, the name and title of the executive officer of such Party who will represent such Party and, in the case of any Party, the name and title of any other person who will accompany such Party during the negotiations. Within thirty (30) days after delivery of the disputing Party’s notice, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they deem reasonably necessary, to attempt to resolve the dispute.
(c)    If any dispute has not been resolved by the Parties in accordance with Section 11.10(b) within forty-five (45) days after the disputing Party’s request notice, or if the Parties fail to meet within thirty (30) days after such request notice, then each of the Parties agrees that such dispute shall be finally and exclusively settled without appeal by arbitration in New York City, New York, administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect as of the date of the request for arbitration, which rules are deemed to be incorporated into this Section 11.10(c) provided, however, that in the event of any conflict between such rules and the other provisions of this Agreement, such other provisions of this Agreement shall control. The arbitration shall be conducted before a single arbitrator. The decision of the arbitrator shall be in writing, shall set forth the facts found by the arbitrator to exist, his/her decision and the basis for that decision and shall be final and binding upon the Parties and not subject to appeal. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. Each Party shall bear its own costs and expenses in connection with the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expense; arbitrators’ fees and the administrative fee of the AAA.
11.11Independent Parties; No Authority to Bind. The relationship of BDI Pharmaceuticals and Dyadic is that of independent contractors. Neither Party nor their employees are agents, partners, employers, employees, joint venturers, have any other kind of relationship with the other Party except as specified in the Service Framework Agreement and the Investment Agreement. Neither Party shall have any authority to bind the other party to any obligation by contract or otherwise.
11.12Non-Compete. During the term of this Agreement and for a period of five (5) years thereafter, BDI Pharmaceuticals agrees that it will not work on C1 Strains for anyone other than Dyadic on pharmaceutical applications and/or processes (animal or human, including but not limited to active pharmaceutical ingredients or catalysts) unless so authorized in writing by the CEO of Dyadic. BDI Pharmaceuticals shall cause the substance of this clause to be included in any sub-contract for performance of Services hereunder. For the purposes of this Section, “C1 Strains” shall be defined as any fungal strains that have the taxonomy of either (i) Myceliopthora, (ii) Corynascus or (iii) Sporotrichium and any strains derived or generated from the C1 Strains transferred hereunder in the Project or under this Agreement.
11.13Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.
11.14Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.
11.15Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.
11.16Amendments. This Agreement may be modified or amended only by written agreement of the Parties.
11.17English Language. The Parties shall use the English language in all communications relating to this Agreement, and the English language version of this Agreement signed by the Parties shall control over any and all translations.
11.18Entire Agreement. This Agreement, together with any supporting documents recited herein, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.
11.19Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives, each Party acknowledging receipt of one original.

DYADIC INTERNATIONAL, INC.		BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U.

By:	/s/ Mark A. Emalfarb	By:
Name:	Mark A. Emalfarb	Name:
Title:	Chief Executive Office	Title:
Date:	6/30/2017	Date:

Signature Page to Research Services Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives, each Party acknowledging receipt of one original.

DYADIC INTERNATIONAL, INC.	BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U.

By:	By:	/s/ Emilio Gutierrez
Name:	Name:	Emilio Gutierrez
Title:	Title:	Attorney
Date:	Date:	30-6-2017

EXHIBIT A
PROJECT SCOPE
Project A
1. Project

[*]

Appendix I:
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Appendix II
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EXHIBIT B
DYADIC MATERIALS
[*]

EXHIBIT C
GENETIC TOOLS
[*]

EXHIBIT D
KEY PERSONS
[*]

SPB Draft June 28, 2017
EXHIBIT E
FORM OF
SELECTED PRODUCT DEVELOPMENT AND NET SALES SHARING AGREEMENT

THIS SELECTED PRODUCT DEVELOPMENT AND NET SALES SHARING AGREEMENT (this “Agreement”) is made and entered into on [●] (the “Execution Date”), by and between DYADIC INTERNATIONAL, INC., a Delaware corporation with headquarters located at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477 (“Dyadic”), and BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U., a company incorporated under the laws of Spain having its registered office at Louist Proust 13, 47151 Boecillo (Valladolid), Spain, and identification code -CIF number- B-86206695 (“BDI Pharmaceuticals”). Dyadic and BDI Pharmaceuticals are sometimes collectively referred to as the “Parties” and individually as a “Party.” Certain capitalized terms used herein have the meanings assigned them in Article I hereof.

I.	Pharmaceuticals provides services for strain improvement, bioprocess development, bioprocess scale-up, bioengineering and contract production;

II.
Dyadic is a global biotechnology company that controls a biopharmaceutical protein production system based on the fungus Myceliopthora thermophila, nicknamed C1. The C1 technology and other technologies may be used for the aims set forth in this Agreement;

III.	The Parties have entered into a Research Services Agreement dated [●], 2017 (the “Research Services Agreement”);

IV.	BDI Pharmaceuticals and Dyadic now wish to commercialize the Selected Product resulting from the Research Services Agreement; and

V.
Each of Dyadic and BDI Pharmaceuticals understand and acknowledge that the terms and conditions of the Pharma License Agreement govern the ability of Dyadic to commercialize and sublicense any product governed thereby and that Dyadic has determined that the Selected Product [is] governed by the Pharma License Agreement. [Therefore, pursuant to the terms of the Pharma License Agreement, BDI Pharmaceuticals understands and agrees that for it and Dyadic to maintain compliance with the Pharma License Agreement that it may only commercialize the Selected Product directly and not through a sublicense arrangement.] [NOTE: Prior to signing this agreement, Dyadic shall reevaluate and confirm that the Selected Product is covered by the Pharma License Agreement]

AGREEMENT:
NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and the foregoing recitals, which are incorporated herein and by this reference made a part hereof, and for other good and valuable consideration the receipt and adequacy of which hereby are mutually acknowledged by Dyadic and BDI Pharmaceuticals, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement shall have the meaning ascribed to them below, or as otherwise defined above or in the text of this Agreement.
(a)    “AAA” has the meaning set forth in Section 14.10 hereof.
(b)    “Action” has the meaning set forth in the Research Services Agreement.
(c)    “Affiliate” with respect to Dyadic only shall mean any person, corporation, or other entity that controls, is controlled by, or is under common control with Dyadic. Control, with respect to such other corporation or entity, includes a person, corporation or other entity (i) owning or directly or indirectly controlling a majority of the voting stock or other ownership interest, (ii) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies, or (iii) possessing the power to elect or appoint a majority of the members of the governing body. The term Affiliate when used with respect to BDI Pharmaceuticals shall include only BDI Holdings and VLPbio.
(d)    “Agreement” has the meaning set forth in the Preamble.
(e)    “Alliance Manager” has the meaning set forth in Section 4.1 hereof.
(f)    “Adverse Event” has the meaning set forth in Section 6.2 hereof.
(g)    “Background IP” has the meaning set forth in the Research Services Agreement.
(h)    “BDI Holdings” has the meaning set forth in the Research Services Agreement.
(i)    “BDI Pharmaceuticals” has the meaning set forth in the Preamble.
(j)    “C1 Strains” has the meaning set forth in the Research Services Agreement.
(k)    “CMC” means chemistry, manufacturing and controls as specified by the FDA.
(l)    “Collaboration IP” has the meaning set forth in the Research Services Agreement.
(m)    “Commercialization” with a correlative meaning for “Commercialize” and “Commercializing”, means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale and distribution of the Product(s), including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and Product support; (b) any post-marketing clinical studies for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements); and (c) all customer support, Product distribution, invoicing and sales activities.
(n)    “Commercialization Plan” has the meaning set forth in Section 7.1 hereof.
(o)    “Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment in an active and ongoing program as applied by a Party to the Development and Commercialization of its own pharmaceutical products at a similar stage of development and with similar market potential. Commercially Reasonable Efforts requires that a Party, at a minimum, assigns responsibility for such obligations to qualified employees, sets annual goals and objectives for carrying out such obligations and allocates resources designed to meet such goals and objectives.
(p)    “Confidential Information” has the meaning set forth in Section 10.1 hereof.
(q)    “Danisco” has the meaning set forth in the Pharma License Agreement.
(r)    “Danisco Improved Strains” has the meaning set forth in Research Services Agreement.
(s)    “Danisco Know-How” has the meaning set forth m the Research Services Agreement.
(t)    “Danisco Patents” has the meaning set forth in the Research Services Agreement.
(u)    “Develop” or “Development” means all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies and regulatory activities (e.g., regulatory applications) with respect to the Product(s), together with the manufacturing of the Product(s).
(v)    “Development Activities” has the meaning set forth in Section 5.2 hereof.
(w)    “Development Costs” means the internal costs and out-of-pocket costs incurred as an expense by or on behalf of a Party or its Affiliates in carrying out the Development of the Product(s) in accordance with the approved Development Plan, including, without limitation, (i) the costs of clinical trials (including costs of procuring the Product(s), placebos and comparator drugs used in such clinical trials), (ii) filing fees and other costs associated with any Regulatory Filings; (iii) costs related to manufacturing development; and (iv) all other costs that are directly attributable and reasonably allocable to the Development Activities for the Product(s). For purposes of this definition out-of-pocket costs mean the actual expense incurred with respect to a Third Party for specific Development Activities relating to the Product(s).
(x)    “Development Plan” has the meaning set forth in Section 5.1 hereof.
(y)    “Disclosing Party” has the meaning set forth in Section 10.1 hereof.
(z)    “Dyadic” has the meaning set forth in the Preamble.

(aa)    “Dyadic Follow-On IP” has the meaning set forth in the Research Services Agreement.
(bb)    “Dyadic Know-How” has the meaning set forth in the Research Services Agreement.
(cc)    Dyadic Materials” has the meaning set forth in the Research Services Agreement.
(dd)    “Dyadic Patents” has the meaning set forth in Research Services Agreement.
(ee)    “Execution Date” has the meaning set forth in the Preamble.
(ff)    “FDA” means the United States Food and Drug Administration and any successors thereof.
(gg)    “Field” means [●] [all uses].
(hh)    “Genetic Tools” has the meaning set forth in the Research Services Agreement.
(ii)    “Government Official” has the meaning set forth in Section 14.5 hereof.
(jj)    “Indemnified Party” has the meaning set forth in Section 13.1 hereof.
(kk)    “Indemnifying Party” has the meaning set forth in Section 13.1 hereof.
(ll)    “Infringement Claim” has the meaning set forth in Section 13.3 hereof.
(mm)    “JSC” has the meaning set forth in Section 4.2.
(nn)    “Licensed IP” has the meaning set forth in the Research Services Agreement.
(oo)    “Licensed Parties” has the meaning set forth in the Pharma License Agreement and “Licensed Party” is a single one of the Licensed Parties.
(pp)    “Manufacture” with a correlative meaning for “Manufacturing,” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing Product in finished form for Development, manufacturing finished Product for Commercialization, packaging, in-process and finished Product testing, release of Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Product, ongoing stability tests and regulatory activities related to any of the foregoing.
(qq)    “Material Finding” means a finding that would cause Product to become adulterated and/or misbranded or otherwise constitute a violation of the applicable regulatory requirements according to a Regulatory Authority, comprises of at least two objectionable conditions and/or violations of Good Manufacturing Practices in the Territory, or is otherwise a violation of Territory law or regulation.

(rr)    “Party” or “Parties” has the meaning set forth in the Preamble.
(ss)    “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, any governmental authority or any other entity or organization.
(tt)    “Pharmaceutical Product” has the meaning set forth in the Pharma License Agreement.
(uu)    “Pharma License Agreement” means the agreement between Danisco and Dyadic dated December 31, 2015, a redacted copy of which has been provided to BDI Pharmaceuticals for review in advance of executing this Agreement.
(vv)    “Pharmaceutical Product” has the meaning set forth in the Pharma License Agreement.
(ww)    “Pharmacovigilance Agreement” has the meaning set forth in Section 6.2 hereof.
(xx)    “Product” means any formulation that includes the Selected Product that is suitable for use in the Field.
(yy)    “Product IP” means any inventions, technology, know-how, trade secrets and any other intellectual property developed pursuant to this Agreement in relation to any Product and/or any derivatives or modifications thereof and any results related thereto. Product IP shall exclude any component of the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, the Dyadic Patents, the Danisco Know-How, the Genetic Tools, the Danisco Patents, the Collaboration IP and the Dyadic Follow-on IP.
(zz)    “Product Marks” has the meaning set forth in Section 7.2 hereof.
(aaa)    “Product Net Income” means total revenues received by Dyadic or its Affiliates with respect to the license or grant of other rights by Dyadic or its Affiliates to one or more Third Parties in and to the Product(s), whether in the form of royalties, license or other fees (but excluding, however, any amounts received by Dyadic or its Affiliates in consideration of any research, regulatory or other services performed by Dyadic or its Affiliates for such Third Party(ies)), less any taxes or other expenses payable by Dyadic with respect thereto, including, without limitation, any royalties or other fees payable by Dyadic to Danisco.
(bbb)    “Product Results” refers to any results that are developed pursuant to this Agreement as they relate to the Commercialization or Development of the Selected Product, including, without limitation, inventions and/or discoveries, whether patentable or not, know-how, protocols, procedures, composition of matter, raw and analyzed data, methods, technical data and information generated or developed in the course of the Commercialization or Development of the Selected Product.
(ccc)    “R&D License” has the meaning set forth in Section 2.1 hereof.
(ddd)    “Receiving Party” has the meaning set forth in Section 10.1 hereof.

(eee)    “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to Product and necessary to market and sell such Product in such country or jurisdiction.
(fff)    “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting and enforcing Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction.
(ggg)    “Regulatory Documentation” means all Regulatory Filings, registrations, filings, applications, licenses, authorizations and approvals (including Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authorities), and all supporting documents for clinical studies, data and supporting documents relating to the Product(s), and all data contained in any of the foregoing (including advertising and promotional and marketing documents, Adverse Event files, periodic safety update reports, medical event reports, compliant files and the like).
(hhh)    “Regulatory Filings” means, with respect to the Product(s), any submission to a Regulatory Authority of any appropriate regulatory application specific to Product, and shall include, without limitation, any responses to any enforcement actions and submission to a regulatory advisory board and any supplement or amendment thereto.
(iii)    “Remedial Action” has the meaning set forth in Section 6.6 hereof.
(jjj)    “Research Services Agreement” refers to the agreement referenced m the recitals, which Research Services Agreement is incorporated herein in its entirety.
(kkk)    “Selected Product” has the meaning set forth in the Research Services Agreement; however, for purposes of this Agreement, the “Selected Product” shall be a single active pharmaceutical ingredient in the Product(s) to which this Agreement is applicable, the sequence or structure of which is identified on Exhibit A.
(lll)    “Serious Adverse Event” has the meaning set forth in Section 6.2 hereof.
(mmm)    ”Study Data” has the meaning set forth in Section 12.2 hereof.
(nnn)    “Sublicensee” refers to BDI Pharmaceuticals’ permitted sublicensees under this Agreement and also has the meaning set forth in the Pharma License Agreement.
(ooo)    “Sublicense Agreement” has the meaning set forth in the Pharma License Agreement.
(ppp)    “Term” has the meaning set forth in Section 11.1 hereof.

(qqq)    “Third Party” means any Person that is not a Party (or an Affiliate of a Party) to this Agreement, including without limitation other collaboration Partners.
(rrr)    “Territory” means worldwide.
ARTICLE 2
LICENSES
2.1Non-Exclusive License Grant from Dyadic to BDI Pharmaceuticals. Dyadic hereby grants to BDI Pharmaceuticals a non-exclusive, non-transferable, non-sub-licensable, except as set forth herein, and fully paid license of the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Follow-On IP, the Collaboration IP, the Product Results and the Product IP, the grant of the non-exclusive license being only broad enough to permit BDI Pharmaceuticals and its Affiliates to assist Dyadic in the commercialization of the Selected Product in accordance with the terms of this Agreement (“R&D License”). The C 1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents, the Dyadic Follow-On IP, the Collaboration IP, the Product Results and the Product IP, any components of the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Follow-On IP, the Collaboration IP, the Product Results and the Product IP and any derivatives or modifications of any of the foregoing, shall be used by BDI Pharmaceuticals only in accordance with and for the execution of this Agreement and with applicable law. For the sake of clarity, BDI Pharmaceuticals and its Affiliates shall not transfer or deliver any C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Dyadic Follow-On IP, the Collaboration IP, the Product Results and the Product IP or any components of the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Follow-On IP, the Collaboration IP, the Product Results and the Product IP or any derivatives or modifications of any of the foregoing, to any Third Party without the prior written consent of Dyadic, which consent may be withheld in its sole discretion.
2.2Right to Sublicense. Subject to Section 2.3, Dyadic may grant BDI Biopharmaceuticals the right to sub license the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, Dyadic Materials, the Dyadic Patents, the Danisco Know-How, the Genetic Tools, the Danisco Patents, the Dyadic Follow-On IP, the Collaboration IP, the Product Results and/or the Product IP to Third Parties having no economic interest in the Pharmaceutical Product under development, but only to the extent necessary to provide contract research services. Any sublicense entered into under this Section 2.2 shall require the prior written consent of Dyadic and shall be on terms consistent with the terms and provisions of this Agreement and on terms acceptable to Dyadic, in its sole discretion.
2.3Additional Conditions Incorporated from Pharma License Agreement. Sublicensee acknowledges that it has read the Pharma License Agreement entered into between Danisco US Inc. and Dyadic International, Inc. and agrees to be bound by the provisions of such

Pharma License Agreement as if it were a party to such Pharma License Agreement. For the avoidance of doubt, this includes the provisions of Section 10.7 of the Pharma License Agreement regarding resolution of disputes. Sublicensee agrees that Danisco US Inc. or any authorized assignee of Danisco US Inc. is an intended third party beneficiary to any Sublicense Agreement and shall be entitled to enforce the terms of this Agreement directly against Sublicensee. This Sublicense Agreement shall not be further sublicensed except that, as applicable, the C1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents may be further sublicensed to the extent necessary to Third Parties having no economic interest in the Pharmaceutical Product under development to provide contract research services or contract manufacturing services for a Licensed Party or for a Sublicensee to exercise its “have made” rights or, with respect to a Pharmaceutical Product, to grant limited sublicenses within multiple tiers of Sublicense Affiliates or Third Parties solely to permit manufacturing, distributing or marketing such Pharmaceutical Product on behalf of such Licensed Party under terms no less restrictive than the terms set forth in Section 2.2 of the Pharma License Agreement entered into between Danisco US, Inc. and Dyadic International, Inc.
ARTICLE 3
PRODUCT NET INCOME SHARING
3.1Product Net Income Share Payments. In consideration of the obligations to be performed and the costs to be incurred by BDI Pharmaceuticals under this Agreement, Dyadic shall pay to BDI Pharmaceuticals in US dollars within thirty (30) days after the end of each March 31, June 30, September 30 and December 31 during the Term, commencing on the first occurrence of any such date after Dyadic or any of its Affiliates have Product Net Income, the applicable percentage set forth below of Dyadic’s Product Net Income for the calendar quarter ended on such date:

Phase	BDI Pharmaceuticals’ Minimum Development Cost Spend in Phase (1) €	BDI Pharmaceuticals’ Aggregate Minimum Development Cost Spend €	BDI Pharmaceuticals’ Product Net Income Share %
Proof of Claim(2)	>1,000,000	>1,000,000	50
Pre-Clinical(3)	>3,000,000	>4,000,000	65
Clinical(4)	>4,000,000	>8,000,000	75

(1)	The amount of BDI Pharmaceuticals’ Development Cost spend shall be determined by the JSC in accordance with Article 4 of this Agreement

(2)
The Proof of Claim Phase is intended by the Parties as the conduct of Project A under and in accordance with the Research Services Agreement. At such time as BDI Pharmaceuticals shall have spent at least € 1,000,000 in Development Cost in the performance of its obligations under the Research Services

Agreement and under this Agreement, BDI Pharmaceuticals shall be entitled to 50% of the Product Net Income.

(2)
The Pre-Clinical Phase is intended by the Parties to commence on the Execution Date of this Agreement and to continue until the submission of a Regulatory Filing. At such time after the Execution Date as BDI Pharmaceuticals shall have spent at least €4,000,000 in Development Cost in the performance of its obligations under the Research Services Agreement and under this Agreement, BDI Pharmaceuticals thereafter shall be entitled to 65% of the Product Net Income.

(3)
The Clinical Phase is intended by the Parties to commence upon the submission of an initial Regulatory Filing under this Agreement. At such time after commencement of the Clinical Phase as BDI Pharmaceuticals shall have spent at least €8,000,000 in Development Cost in the performance of its obligations under the Research Services Agreement and this Agreement, BDI Pharmaceuticals thereafter shall be entitled to 75% of the Product Net Income.

3.2Off-Set Rights. Dyadic shall have the right to offset any and all costs, expenses and overhead incurred by Dyadic under or in connection with this Agreement, including, without limitation, research and development, scale up, regulatory and marketing, Manufacturing, Development and Commercialization costs, against any amounts due and owing BDI Pharmaceuticals under this Article 3.
3.3Product Net Income Reporting. Dyadic shall notify BDI Pharmaceuticals promptly after it has entered into a definitive agreement for the license or other transfer of any rights in or to any Product to a Third Party and shall provide to BDI Pharmaceuticals a copy of such agreement or an abstract therefrom relating to the consideration due under this Article 3. BDI Pharmaceuticals agrees to be bound by whatever confidentiality constraints are required by Dyadic with respect to such Third-Party agreement or abstract therefrom. Dyadic shall submit to BDI Pharmaceuticals, together with each payment made under this Section 3.1, a report for the relevant calendar quarter setting forth at least the following information: a reasonably detailed calculation of the Product Net Income, the currency of payment and a reasonably detailed calculation of the amount of any Product Net Income due and payable to BDI Pharmaceuticals.
3.4Records and Inspection. As long as Dyadic is under an obligation to make payments to BDI Pharmaceuticals under Section 3.1, (i) Dyadic shall maintain or cause to be maintained a true and correct set of records pertaining to the Product Net Income and information pursuant to which the payments are calculated under this Agreement; and (ii) Dyadic agrees to permit an accountant selected and paid by BDI Pharmaceuticals and reasonably acceptable to Dyadic to have, upon not less that fifteen (15) days prior written notice, reasonable access during ordinary business hours to such records as are maintained by Dyadic to the extent necessary to determine the correctness of any report submitted and/or payment made by Dyadic under this Article 3. BDI Pharmaceuticals shall provide to Dyadic a copy of its accountant’s report. In the event that the audit reveals an underpayment to BDI Pharmaceuticals, Dyadic shall pay to BDI within five (5) business days after receipt of the report, the amount so underpaid. In the event that the audit reveals an overpayment to BDI Pharmaceuticals, Dyadic shall have the right to off-set the amount so overpaid against payments of Product Net Income to BDI Pharmaceuticals thereafter coming due. Inspections in accordance with the terms and conditions of Section 3.4 may occur no more than once per calendar year.

ARTICLE 4
MANAGEMENT; JOINT STEERING COMMITTEE
4.1Alliance Manager. Within thirty (30) days following the Effective Date, BDI Pharmaceuticals will appoint (and notify Dyadic Pharmaceuticals of the identity of) a representative to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Manager will serve as the primary contact point between the Parties for the purpose of providing each Party with information on the progress of BDI Pharmaceuticals’ research, Development scale-up, regulatory, marketing and Commercialization activities with respect to the Selected Product. The Alliance Manager will also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration to Dyadic. BDI Pharmaceuticals may replace its Alliance Manager at any time upon written notice to Dyadic.
4.2Joint Steering Committee.
(a)    Within thirty (30) days after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to plan, administer, evaluate and carry out all aspects of the research, Development, marketing, Manufacture, regulatory and Commercialization activities by BDI Pharmaceuticals on behalf of Dyadic hereunder with respect to the Selected Product and to review and recommend the Development Costs to be incurred by BDI Pharmaceuticals in connection therewith.
(b)    The JSC will consist of representatives of Dyadic and BDI Pharmaceuticals and potentially outside consultants and Third Parties. The representatives may be from various functional groups (e.g., clinical development, regulatory, medical affairs, pharmacovigilance, research and development, scale-up, regulatory, marketing commercial and manufacturing). Dyadic will appoint the chair of the JSC.
(c)    The Parties shall schedule half-yearly JSC meetings and agree to such schedule at least quarterly in advance. Either Party may call additional ad hoc meetings of the JSC as the needs arise with reasonable advance notice to the other Party, and such ad hoc meetings shall be conducted at times that are mutually agreed upon by the Parties. All meetings and other communications of the JSC shall be conducted in English. No later than five (5) business days prior to any regularly scheduled meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting and, as soon as practicable, all materials, documents and information for the meeting for distribution to both Parties; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference or any other method that is convenient. The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings. The JSC chairperson shall send draft meeting minutes to BDI Pharmaceuticals and Dyadic for review within five (5) business days following each JSC meeting. The Parties will approve the draft minutes within fifteen (15) business days after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) business days after receipt. The Parties shall also maintain regular, frequent and informal communications for
BDI Pharmaceuticals to obtain updates from Dyadic and for the Parties to discuss the progress of the Development of the Selected Product in the Field within the Territory.
(d)    The JSC shall strive to seek consensus in its actions and decision making process. In the event of a disagreement between the Dyadic members and the BDI Pharmaceuticals members of the JSC, either Party may refer the matter to one senior executive of each Party (i.e., the Chief Executive Officer or Managing Director of such Party or an executive of such Party who reports directly to the Chief Executive Officer or Managing Director) for resolution. If such senior executives cannot resolve the matter within ten (10) business days, then such senior executive of BDI Pharmaceuticals shall have the final decision making authority on such matter, provided that any final determination made by such senior executive of Dyadic shall be consistent with the terms of this Agreement.
4.3Costs of Governance. The Parties agree that the costs incurred by the Parties and any other participants invited by Dyadic in connection with such participation at any meetings under this Article shall be borne solely by BDI Pharmaceuticals, including, but not limited to, the costs of necessary translations and translators.
ARTICLE 5
DEVELOPMENT
5.1Development Plan.
(a)    Within sixty (60) days after the Effective Date (or such longer period of time as recommended by the JSC), the Parties will agree upon a development plan for the Development of the Product(s) in the Territory (the “Development Plan”). The Development Plan shall include all clinical and other studies to be performed for the Product(s), including those that are required for Regulatory Approval for the Product(s) in the Territory. In the event there is any disagreement between the Parties regarding the elements to be contained within the Development Plan, BDI Pharmaceuticals shall have the final authority to decide such disputed item(s).
(b)    From time to time during the Term, BDI Pharmaceuticals shall update and amend, as appropriate, the then-current Development Plan and submit such updated or amended Development Plan for the JSC’s review and recommendations. Once reviewed by the JSC and any recommendations by the JSC have been accepted or rejected by BDI Pharmaceuticals, each updated or amended Development Plan shall become effective and supersede the previous Development Plan with respect to any overlapping time periods as of the date of such approval.
5.2BDI Pharmaceuticals Development Activities.
(a)    Solely on behalf of Dyadic or a Licensed Party, BDI Pharmaceuticals shall Develop the Product(s) and seek Regulatory Approval by timely and diligently conducting all Development activities under the Development Plan (the “Development Activities”).
(b)    The status, progress and results of the Development Activities in the Territory shall be discussed at meetings of the JSC, and BDI Pharmaceuticals shall provide the JSC with a written report on the status and progress of such Development Activities on a half-yearly basis at least five (5) business days prior to each scheduled JSC meeting. In addition, BDI Pharmaceuticals shall make available to Dyadic such information about such Development Activities as may be reasonably requested by Dyadic from time to time.
5.3Compliance.
(a)    BDI Pharmaceuticals agrees that in performing its obligations under this Agreement: (i) it shall comply with all applicable laws; and (ii) it will not employ or engage any person who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. BDI Pharmaceuticals shall have the right to engage subcontractors for the performance of its obligations under the Development Plan. BDI Pharmaceuticals remains responsible for the performance and costs and expenses of such subcontractor(s) and the engagement of such subcontractors shall not relieve BDI Pharmaceuticals from its obligations to comply with the terms and conditions of this Agreement.
(b)    BDI Pharmaceuticals shall cause the Sublicensees to maintain complete, current and accurate records of all work conducted by such Sublicensees under the Development Plan, and all data and other information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes. Dyadic shall have the right to review all records maintained by BDI Pharmaceuticals or such Sublicensees at reasonable times, upon Dyadic’s written request.
(c)    BDI Pharmaceuticals shall document all preclinical studies and clinical trials conducted by or for it in written study reports and shall provide Dyadic with a summary of each such report in English promptly after its completion.
5.4Development Costs. As between the Parties, BDI Pharmaceuticals shall bear all Development Costs for Development: (a) conducted by or for BDI Pharmaceuticals and incurred by Dyadic, BDI Pharmaceuticals or other parties engaged by BDI Pharmaceuticals and/or Dyadic; or (b) conducted by Dyadic for BDI Pharmaceuticals and incurred by Dyadic, in each case after the Effective Date in connection with the research and Development, scale-up, regulatory, marketing, Manufacture and Commercialization (including Development of Manufacturing processes and other CMC matters) of the Product(s) in accordance with the Development Plan or the other provisions of this Agreement, as well as any other research and Development, scale-up, regulatory, marketing, Manufacture and Commercialization of the Product(s) related to this Agreement.
ARTICLE 6
REGULATORY MATTERS
6.1BDI Pharmaceuticals Regulatory Responsibilities.
(a)    Subject to the termination of this Agreement, BDI Pharmaceuticals shall be responsible for all Regulatory Filings and Regulatory Approvals for the Product(s) in the Territory, and shall be solely responsible for preparing any and all Regulatory Filings for the Product(s) in the Territory at its sole expense in accordance with the Development Plan, in each case, on behalf of Dyadic. Dyadic shall assist BDI Pharmaceuticals or a Licensed Party as they may reasonably request in connection with the preparation and filing of such Regulatory Filings, at BDI Pharmaceuticals’ or the Licensed Parties reasonable request and all direct and indirect costs incurred by Dyadic or consultants or other third parties hired by Dyadic will be at BDI Pharmaceuticals’ sole expense.
(b)    BDI Pharmaceuticals shall keep Dyadic informed of regulatory developments. BDI Pharmaceuticals shall provide Dyadic with all data, support and copies of the Regulatory Filings specific to Product throughout the Territory within thirty (30) days after the mailing date of such Regulatory Documentation, and Dyadic shall have the right, but not obligation, to contribute to the regulatory plans and strategies for the Product(s) in the Territory.
(c)    BDI Pharmaceuticals shall lead Development and Commercialization discussions with any Regulatory Authority related to any Development of any Product. BDI Pharmaceuticals will ensure it reasonably considers any input from Dyadic in preparation for such discussions.
(d)    BDI Pharmaceuticals shall ensure, at its sole expense, that the Development, Manufacture and Commercialization of the Product(s) in the Territory are in compliance with all applicable laws, including without limitation all rules and regulations promulgated by any of the Regulatory Authorities in the Territory. Specifically and without limiting the foregoing, BDI Pharmaceuticals shall file all compliance filings, certificates and safety reporting in the Territory at its sole expense.
(e)    To the extent permitted by the applicable Regulatory Authority and as requested by Dyadic, BDI Pharmaceuticals shall allow representatives of Dyadic to participate in any scheduled conference calls and meetings between BDI Pharmaceuticals and the Regulatory Authority at BDI Pharmaceuticals’ expense. If Dyadic elects not to participate in such calls or meetings, BDI Pharmaceuticals shall, and shall provide Dyadic with written summaries of such calls and meetings in English as soon as practicable after the conclusion thereof.
(f)    With respect to all Regulatory Filings, BDI Pharmaceuticals shall (i) submit only data and information that are free from fraud or material falsity; (ii) not use bribery or the payment of illegal gratuities in connection with its Regulatory Filings for a Product; and (iii) submit only data and information that are accurate and reliable in all material respects for purposes of supporting Regulatory Approval.
6.2Adverse Events.
(a)    Within one (1) year prior to the planned first Regulatory Approval of each Product in the Territory, the Parties shall discuss in good faith and enter into a pharmacovigilance and Adverse Event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to such Product, such as safety data sharing, Adverse Events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Each such Pharmacovigilance Agreement shall govern the global pharmacovigilance procedures to be agreed upon by BDI Pharmaceuticals and Dyadic and the commercial partners of each Party and take into account the laws and regulations of the Territory in which the subject Product receives Regulatory Approval.
(b)    Prior to the execution of a Pharmacovigilance Agreement, the Parties agree to coordinate the pharmacovigilance procedures in connection with the Development of each Product. Each Party shall notify the other Party within twenty-four (24) hours of such Party’s learning of any Serious Adverse Events that is attributed to or potentially attributable to the use of a Product. BDI Pharmaceuticals shall report any Serious Adverse Events that are attributed or potentially attributable to the use of a Product according to the various laws and regulations of the Territory. Each Party shall also provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events, as well as those Serious Adverse Events that are not attributable to the use of the Product(s) that are not otherwise subject to Pharmacovigilance Agreements. As used herein, unless defined differently by the relevant Regulatory Authority, “Adverse Events” means any untoward medical occurrence associated with the use of a drug in humans, whether or not considered drug related, and “Serious Adverse Events” is an Adverse Event that is considered “serious”, because, in the view of either the investigator or sponsor, it results in any of the following outcomes: death, a life-threatening Adverse Event, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant incapacity or substantial disruption of the ability to conduct normal life functions or a congenital anomaly/birth defect.
(c)    After the execution of a Pharmacovigilance Agreement, the Parties shall comply with such Pharmacovigilance Agreement with respect to all aspects of pharmacovigilance activities with respect to the subject Product, and Section 6.2(b) above shall be of no further effect with respect to such Product.
6.3No Harmful Actions. If either Party believes that the other Party, as the case may be, is taking or intends to take any action with respect to a Product that could reasonably be expected to have a material adverse impact upon the regulatory status of such Product, such Party shall have the right to bring the matter to the attention of the JSC.
6.4Notification of Threatened Action. Each Party shall immediately notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Person, including, without limitation, a Regulatory Authority, which may affect the safety or efficacy claims of a Product or the continued marketing of a Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
6.5Data Exchange and Use. This Section 6.5 shall not apply to any pharmacovigilance data (which is addressed in Section 6.2). BDI Pharmaceuticals shall provide Dyadic with copies of all final submissions and correspondence to and from all Regulatory Authorities within seven (7) days of submission or receipt, as applicable, and shall provide Dyadic a summary of each significant submission in English as soon as practicable but in any event within ten (10) business days after such submission. Each Party shall permit the other Party to access, and shall provide the other Party with rights to reference and use in association with the Product(s) in the Field, all of its, its Affiliates’, and its or their licensees’ and Sublicensees’ regulatory, preclinical and clinical data documentation when allowed by the applicable laws and regulations of the Territory, Regulatory Filings and Regulatory Approvals with respect to the Product(s) in the Field.
6.6Remedial Actions. Each Party will, and will ensure that its Affiliates and Sublicensees will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that a Product may be subject to any recall, corrective action or other regulatory action with respect to a Product taken by virtue of applicable law in the Territory (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. BDI Pharmaceuticals shall, and shall ensure that its Affiliates and Sublicensees will, maintain or have maintained adequate records to permit the Parties to trace the Manufacture of the Product(s) and the distribution and, to the extent feasible, the use of the Product(s). In the event BDI Pharmaceuticals or its any Sublicensee determines that any Remedial Action with respect to a Product in the Field within the Territory should be commenced or Remedial Action is required by any Regulatory Authority having jurisdiction over the matter, BDI Pharmaceuticals will, and will ensure that its Sublicensees will, as the case may be, control and coordinate all efforts necessary to conduct such Remedial Action.
ARTICLE 7
COMMERCIALIZATION
7.1Overview of Commercialization in the Territory. Subject to the provisions of Article 4, BDI Pharmaceuticals and its Affiliates will have responsibility for all decisions related to and implementation of Commercialization activities, including, but not limited to, price, reimbursement and distribution, for the Product(s) in the Territory. At its sole expense, BDI Pharmaceuticals will prepare and submit to the JSC a commercialization plan no later than six (6) months prior to the anticipated date of Regulatory Approval for the first Product in the Territory (the “Commercialization Plan”). The cost of the Commercialization Plan shall be solely borne by BDI Pharmaceuticals. The Commercialization Plan shall incorporate the Commercialization diligence requirements set forth below. BDI Pharmaceuticals will update such Commercialization Plan on a yearly basis and will provide quarterly reports to Dyadic describing BDI Pharmaceuticals’ progress against such Commercialization Plan. BDI Pharmaceuticals shall use Commercially Reasonable Efforts to maximize sales of the Product(s) throughout the Territory in accordance with the Commercialization Plan.
7.2Trademark. Dyadic shall have the right to brand the Product(s) using Dyadic’s related trademarks and any other trademarks and trade names it determines appropriate for the Product(s) in consultation with BDI Pharmaceuticals (“Product Marks”). Dyadic shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary. Notwithstanding any provisions in this Agreement, Dyadic shall be the exclusive sole owner for the Product Marks even after the termination of this Agreement for whatever reasons.
ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER
8.1Representations and Warranties of the Parties: Each of the Parties represents and warrants to the other Party that:
(a)    it is a company duly organized, validly existing and in good standing under the laws of, in the case of Dyadic, Delaware, and in the case of BDI Pharmaceuticals, Spain;
(b)    the execution of this Agreement on its behalf has been properly authorized by all necessary corporate or company action, as the case may be;
(c)    this Agreement is valid and binding on it and enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity;
(d)    neither the execution nor the performance of this Agreement will constitute a breach or violation of the terms of its charter or organizational documents or any contract, agreement or other commitment to which it is a party or by which it or any of its properties are bound;
(e)    there are no bankruptcy, insolvency, receivership or similar proceedings involving it or any of its Affiliates either pending or contemplated, or any other pending or threatened actions, suits, arbitrations or other proceedings by or against it;
(f)    the execution, delivery and performance of this Agreement does not and will not conflict with or result in breach of any term, condition, obligation or restriction of any other agreement of the Parties with any Third Party; and
(g)    it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any confidential information of any other Person, unless it is expressly authorized in writing by such Person to do so.
8.2Representations and Warranties of Dyadic. Dyadic represents and warrants to BDI Pharmaceuticals that:
(a)    Dyadic has full right and authority to enter into this Agreement and to grant the licenses to BDI Pharmaceuticals as herein described; and
(b)    Dyadic has not granted as of the Effective Date, and will not grant during the Term, any licenses to any Affiliate or Third Party which would conflict with the licenses granted to BDI Pharmaceuticals hereunder.
8.3Representations, Warranties and Covenants of BDI Pharmaceuticals. BDI Pharmaceuticals covenants, and represents and warrants to Dyadic that:
(a)    BDI Pharmaceuticals has not granted, as of the Execution Date, and will not grant during the Term, any licenses to any Affiliate or Third Party which would conflict with the licenses granted to Dyadic hereunder;
(b)    BDI Pharmaceuticals has not, as of the Execution Date, knowingly performed any acts that are inconsistent with the terms and purposes of this Agreement;
(c)    any sublicense granted hereunder by BDI Pharmaceuticals shall be subject to the terms and conditions of this Agreement and the Pharma License Agreement;
(d)    BDI Pharmaceuticals has made a commercial investigation and Commercialization of the Selected Product does not infringe upon the rights of any Third Parties;
(e)    BDI Pharmaceuticals will perform its obligations under this Agreement in accordance with all applicable laws, rules, regulations and guidelines, including, without limitation, all appropriate animal welfare rules, as specified by law, Sponsor or the Institutional Animal Care and Use Committee (IACUC) that governs animal studies conducted by Dyadic;
(f)    no individual that has been debarred or disqualified by the FDA pursuant to 21 U.S.C. §335a (a) or (b) or by the European Medicines Agency, the European Commission, or the Regulatory Authority of an European Union Member State under any foreign equivalent thereof will perform or render, any services or assistance to BDI Pharmaceuticals;
(g)    BDI Pharmaceuticals has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, the FDA, European Medicines Agency or other governmental investigations of, or debarment proceedings against, BDI Pharmaceuticals or any person or entity performing services or rendering assistance relating to activities taken pursuant to this Agreement, and BDI Pharmaceuticals will immediately notify Dyadic if BDI Pharmaceuticals becomes aware of any such circumstances during the Term;
(h)    that neither the Selected Product nor any Product contains or will contain any intellectual property, proprietary information or materials, content, software or other materials of any Third Party that would require Dyadic or its Affiliates or any Licensed Party to acquire a license or otherwise pay a Third Party for the use thereof;
(i)    all licenses or other material rights or permissions to use any Third Party intellectual property used by BDI Pharmaceuticals and its Affiliates in the operation of their respective businesses have been obtained by the BDI Pharmaceuticals and its Affiliates and all license fees, royalties and any other amounts (if any) due and payable under such license agreements have been paid; and
(j)    to the extent BDI Pharmaceuticals or its Affiliates use confidential information of any other Person in the course of its performance hereunder, it has been expressly authorized to do so in writing and warrants that there will be no cost to Dyadic now, or in the future, related to the use of such information, in excess of the amounts to be paid by Dyadic to BDI Pharmaceuticals pursuant to Section 3 .1 of this Agreement.
8.4Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and Third Party contractors provided, however, that each Party shall remain responsible and liable for the performance by its Affiliates and Third Party contractors and shall cause its Affiliates and Third Party contractors to comply with the provisions of this Agreement in connection with such performance.
ARTICLE 9
INTELLECTUAL PROPERTY
9.1Ownership of Inventions; Assignment. Inventorship shall be determined according to United States practice. Regardless of inventorship. Dyadic shall own all right, title and interest in and to any inventions made solely or jointly by either Party’s employees, agents, independent contractors and Sublicensees in the course of conducting its activities under this Agreement during the Term, together with all intellectual property rights therein, including any rights to applications or other protections for any of the foregoing. For the sake of clarity, Dyadic shall own all Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Collaboration IP, the Dyadic Follow-On IP and Product IP, the Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools, the Danisco Patents, the Collaboration IP, the Dyadic Follow-On IP and Product IP or any components, derivatives or modifications of any of the foregoing and BDI Pharmaceuticals agrees to assign and hereby does assign and transfer to Dyadic, or to Danisco if required by the Pharma License Agreement, all of its right, title and interest in and to any such solely owned or jointly owned inventions that relate to any of the above or any Product IP, Collaboration IP or Dyadic Follow-On IP and agrees to take, and to cause its employees, agents, consultants, Licensed Parties and Sublicensees to take, all further acts reasonably required to evidence such assignment and transfer to Dyadic or to Danisco if required by the Pharma License Agreement.
9.2Enforcement of Product IP. The JSC shall make recommendations to BDI Pharmaceuticals and Dyadic on how to enforce Product IP. In the event of a disagreement between BDI Pharmaceuticals and Dyadic with regard to Product IP enforcement strategy or actions, BDI Pharmaceuticals shall decide the Product IP enforcement strategy that the Parties will follow, provided, however, that in no event shall the Product IP enforcement strategy conflict with the Pharma License Agreement.
9.3Responsibility for Preparation and Prosecution of Product IP. BDI Pharmaceuticals shall notify Dyadic promptly in writing of all Product IP conceived or generated hereunder. BDI Pharmaceuticals agrees to assign, as applicable, and hereby irrevocably assigns to Dyadic all of its right, title and interest in and to the Product IP, as necessary to affect Dyadic’s sole ownership. Dyadic shall have the sole right and authority, but not the obligation, for the filing, prosecution and maintenance of the Product IP. BDI Pharmaceuticals shall render all necessary assistance reasonably requested by Dyadic in preparing, filing and prosecuting the Product IP. If necessary and when requested, BDI Pharmaceuticals shall (i) sign and execute all such forms and documents as may be necessary to assure and perfect Dyadic’s rights (or rights of Danisco, if required by the Pharma License Agreement) in the Product IP, and (ii) cause its directors, employees, researchers, students, consultants and/or contractors, the Licensed Parties and Sublicensees to sign and execute all such forms and documents as may be necessary to perfect the Product IP. BDI Pharmaceuticals will be solely responsible for all costs of the Product IP. To the extent any monies are owned by BDI Pharmaceuticals to Dyadic for the prosecution of the Product IP, Dyadic may exercise set off rights to re-coup such amounts from any payments due under Section 3 .1 hereof.
ARTICLE 10
CONFIDENTIALITY/PUBLICATIONS
10.1Confidentiality. Definition. “Confidential Information” means any information disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”), whether oral, written, visual, electromagnetic, electronic or in any other form, and whether contained in memoranda, summaries, notes, analyses, compilations, studies or other documents, and whether the same have been prepared by the Disclosing Party or the Receiving Party: (i) which, if in written, graphic, machine-readable or other tangible form is marked as “Confidential” or “Proprietary,” or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) days after initial disclosure; and (ii) which includes but is not necessarily limited to (A) technical data or information, including proprietary host organisms and their strains, plasmids/vectors, DNA sequences, gene expression, fungal high throughput screening, enzymes and their applications, research and manufacturing protocols and practices, formulae, charts, analyses, reports, patent applications, trade secrets, ideas, methods, processes, know-how, computer programs, products, equipment, raw materials, designs, data sheets, schematics, configurations, specifications, techniques, drawings and the like, whether or not relating to experimental data, projects, products, processes, research practices and the like, (B) past, present and future business, financial and commercial data or information, prices and pricing methods, marketing and customer information, financial forecasts and projections, and other data or information relating to strategies, plans, budgets, sales and the like; and (C) any other data or information delivered by the Disclosing Party to the Receiving Party or which the Receiving Party has acquired from the Disclosing Party by way of the farmer’s inspection or observation during visits to the research laboratory, manufacturing plan or other type of facility of the latter Party. The Parties expressly acknowledge and agree that all information of a proprietary and/or confidential nature furnished by the Disclosing Party to the Receiving Party in furtherance of the Disclosing Party’s obligations under this Agreement shall be deemed Confidential Information. For the sake of clarity, all information with respect to the Cl Strains, the Danisco Improved Strains, the Dyadic Know-How, Dyadic Materials, Dyadic Patents, Danisco Know-How, the Genetic Tools and the Danisco Patents, the Dyadic Follow-On IP, the Collaboration IP and the Product Results and any components of the C 1 Strains, the Danisco Improved Strains, the Dyadic Know-How, the Dyadic Materials, Dyadic Patents, Danisco Know• How, the Genetic Tools, the Danisco Patents, the Dyadic Follow-On IP the Collaboration IP, on IP or any derivatives or modifications of any of the foregoing and the Product Results shall be owned or controlled by Dyadic and shall constitute its Confidential Information. Notwithstanding anything to the contrary contained herein, any failure by the Disclosing Party to mark, identify or confirm the Confidential Information shall not relieve Receiving Party of its obligations under this Agreement where Receiving Party knows or has reason to know that the information disclosed to it is Confidential Information.
10.2Confidential Information Exclusions. Confidential Information will exclude information the Receiving Party can demonstrate is: (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party’s part, in the public domain; (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party, as evidenced by contemporaneous written records;
(iii) furnished to others by the Disclosing Party without restriction on disclosure; or (iv) independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.
10.3Confidentiality Obligation. For a period commencing on this date and ending on the tenth (10th) anniversary after the termination of this Agreement, the Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use such Confidential Information for any purpose whatsoever other than for the purposes set forth herein, except as expressly otherwise permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to Third Parties. The Confidential Information may be disclosed only to employees or contractors of the Receiving Party with a “need to know” who are instructed and agree not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth herein; provided, however, in the case of BDI Pharmaceuticals and its Affiliates, the term “employees or contractors of a Receiving Party” shall include employees of each of those of BDI Pharmaceuticals, its Affiliates and any contract research organizations with whom BDI Pharmaceuticals or its Affiliates has written agreements pursuant to which such contract research organization is performing or will perform work under the Development Plan or Commercialization Plan and is bound by an obligation of confidence to BDI Pharmaceuticals or its Affiliates that makes such contract research organization liable for any breach by its employees of those confidentiality obligations to BDI Pharmaceuticals or its Affiliates. The Receiving Party shall have appropriate written agreements with any such employees or contract research organizations sufficient to comply with the provisions of this Agreement. A Receiving Party may not alter, decompile, disassemble, reverse engineer or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the Receiving Party shall not affect the confidential nature or ownership of the same as stated hereunder.
10.4Permitted Disclosures of Product Results by BDI Pharmaceuticals. Dyadic shall own the Product Results. BDI Pharmaceuticals may disclose the Product Results to a Third Party if it has received written consent to such disclosure from Dyadic. In requesting such consent, BDI Pharmaceuticals shall provide the following information to Dyadic: (i) evidence that the Third Party to whom the disclosure is proposed to be made has executed, or will execute prior to receipt of Product Results, a confidentiality agreement with BDI Pharmaceuticals that prevents such Third Party from further disclosure of such information and contains restrictions on disclosure of Confidential Information at least as stringent as those found herein; and (ii) the proposed disclosure of Product Results. BDI Pharmaceuticals agrees that Dyadic may, in its sole discretion, refuse to consent to the disclosure and/or may require BDI Pharmaceuticals to delete any Dyadic Confidential Information from the proposed disclosure.
10.5Permitted Disclosures of Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, and to the extent permitted by law, the Receiving Party shall (i)
assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.1
ARTICLE 11
TERM AND TERMINATION
11.1Term. This Agreement shall become effective on the Effective Date. Unless sooner terminated in accordance with any other provision of this Agreement, the term of this Agreement shall expire on the tenth (10th) anniversary of the date of the last commercial sale by Dyadic (“Term”), excluding the Articles and Sections and their legal effects of which are meant to survive the termination or expiration of this Agreement.
11.2Termination by Either Party.2 Notwithstanding the stipulation in Section 11.1, either Party may terminate this Agreement upon the occurrence of any of the following itemized events:
(a)    Without prejudice to any other damages or remedies available under applicable law and/or this Agreement, either Party has the right, at any time, to terminate this Agreement by written notice and without further formality upon a breach by the other Party in the performance of the provisions of this Agreement, provided such breach is not cured within sixty (60) days following receipt by the defaulting Party of a written notice from the non-defaulting Party to remedy such breach. However, (i) in case of a breach, which is not capable of being cured; or (ii) where any Party repeatedly or consistently fails to meet its contractual obligations following an initial cure period, the other Party has the right to terminate this Agreement immediately, by written notice and without any further formality and (additional) cure period; or
(b)    Either Party may terminate this Agreement if the other Party becomes insolvent, voluntarily files a petition for relief under bankruptcy or any similar or other insolvency laws (or has a petition filed against it and the same remains undischarged or unstayed for sixty (60) days) or voluntarily or involuntarily enters receivership or any similar or other insolvency proceeding.
11.3Effects of Termination or Expiration.
(a)    Accrued Rights and Obligations. Termination of this Agreement hereunder for any reason shall not release any Party from any obligation which, at the time of such

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1 Deleted Section 10.6 was moved to Reps and Warranties
2 Revised (a) and (b) to mirror RSA provisions, but kept 60 day cure for default that was previously included in this section.
termination, has already accrued and become due to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.
(b)    Rights in IP. In the event of termination of this Agreement either on or prior to the expiration of the Term by either Party, all rights and licenses of BDI Pharmaceuticals to Product IP shall automatically terminate and/or revert back to Dyadic and any license grants from Dyadic to BDI Pharmaceuticals, such, for example, without limitation, the license grants provided in Article 2, shall terminate.
(c)    Adverse Termination Consequences. [To be negotiated]
(d)    Inventory Sell-Off. [To be negotiated]
(e)    Transfer of Regulatory Approvals. [To be negotiated]
(f)    Other Remedies Available. Notwithstanding anything in this Agreement to the contrary, in the event of termination of this Agreement, each Party shall have available every remedy allowed under law and equity, including but not limited to specific performance, suit for damages and rescission.
11.4Survival. Notwithstanding anything to the contrary contained herein, the provisions of Articles 1, 8, 10, 12, 13 and 14 and Sections 2.3, 9.1, 9.3, 11.3 and 11.4 shall survive any termination of this Agreement.
ARTICLE 12
AUDIT
12.1For-Cause Audits. If Dyadic reasonably believes that BDI Pharmaceuticals is not in compliance with the terms of this Agreement or other Agreements between Dyadic and BDI Pharmaceuticals, Dyadic may schedule audits upon reasonable advance notice of not less than two (2) business days and during BDI Pharmaceuticals’ regular business hours. Dyadic or its agents may inspect BDI Pharmaceuticals’ facilities and may audit records, including records relating to the implementation of, including the accounting of costs incurred, the Development Plan and/or Commercialization Plan, subject to all confidentiality obligations and other restrictions herein or otherwise reasonably required by BDI Pharmaceuticals prior to such inspection. BDI Pharmaceuticals will make available all such records and will provide reasonable assistance in the inspection or audit. Audits in accordance with the terms and conditions of Section 12.1 may occur more frequently than one (1) time per calendar year, but in no case more than four (4) times per calendar year. In the event any audit under Section 12.1 results in Material Findings, the cost of such audit shall be paid by BDI Pharmaceuticals. Dyadic will issue an audit report to BDI Pharmaceuticals and allow BDI Pharmaceuticals twenty (20) business days to correct and/or issue corrective actions for any nonconformities found in the course of an audit. BDI Pharmaceuticals’ lack of adherence to this timeline will result in a material breach of this Agreement.
12.2Study Records. BDI Pharmaceuticals shall maintain books and records, including, but not limited to protocols, protocol amendments, lab notebooks and raw data, relating to the conduct of any study conducted as part of the Development Plan or Commercialization Plan or that otherwise may be required to be disclosed or reported to a Regulatory Authority (the “Study Data”) for the longer of fifteen (15) years or five (5) years following regulatory approval of any Product that the Study Data relates to and shall provide Dyadic with access to or copies of such records, subject to applicable Territory law and regulation, at Dyadic’s expense, subject to applicable Territory law and regulation, upon thirty (30) business day notice by Dyadic. In the event that BDI Pharmaceuticals plans to dispose of such records following the conclusion of the time-frame stated above, BDI Pharmaceuticals shall provide Dyadic with thirty (30) days prior notice and an option to transfer such records to Dyadic, subject to applicable Territory law and regulation, at Dyadic’ s expense.
ARTICLE 13
INDEMNIFICATION AND INSURANCE
13.1In General. Subject to the provisions hereof, each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party, its Affiliates, and its and their employees, officers, directors, agents, distributors and licensees (each an “Indemnified Party”) against any Action based on (a) the Indemnifying Party’s breach of this Agreement; or (b) negligence, willful misconduct or violation of any law or regulation by the Indemnifying Party, its Affiliates, or its or their employees, officers, directors or agents. This requirement for indemnification is meant by the Parties to extend to the representations and Warranties set forth in Article 8.
13.2Procedure. If an Indemnified Party becomes aware of any Action it believes is indemnifiable under Section 13.1, (a) the Indemnified Party shall give the Indemnifying Party prompt written notice of the Action; (b) the Indemnifying Party shall assume, at its expense, the sole defense of such claim or cause of action through counsel selected by it and reasonably acceptable to the Indemnified Party, except that in the case of a conflict of interest between the Parties, the Indemnifying Party shall, at the Indemnifying Party’s expense, provide separate counsel for the Indemnified Party selected by the Indemnified Party; (c) the Indemnifying Party shall maintain control of such defense, including any decision as to settlement, except that any settlement of an Action shall require the written consent of both Parties, which consent shall not be withheld or delayed unreasonably; (d) the Indemnified Party may, at its option and expense, participate in such defense, and in any event, the Parties shall cooperate with one another in such defense; and (e) the Indemnifying Party shall bear the total costs of any court award or settlement in such Action.
13.3Third Party Infringement. Each of the Parties shall indemnify, defend and hold harmless the other Party and its Affiliates and their respective officers, directors and employees from any losses, damages, liabilities, fines, penalties and expenses (including reasonable attorneys’ fees) that arise out of or result from any Third Party claims of infringement of any patent or copyright, or misappropriation of any trademark, trade secret or other intellectual property right, private right, or any other proprietary or personal interest related by circumstances to the existence of this Agreement or any Product (“Infringement Claim”). Dyadic’s obligation with regard to indemnifying BDI Pharmaceuticals hereunder shall be limited to breaches of its (a) obligations under Article 9, or (b) representations and warranties set forth in
Section 8.2 with respect to the status of intellectual property discussed therein as of the date hereof.
13.4Liability and use of Product Results. BDI Pharmaceuticals shall indemnify, defend and hold harmless Dyadic and its Affiliates and their respective officers, directors and employees from any losses, damages, liabilities, fines, penalties and expenses (including reasonable attorneys’ fees) that arise out of or result from any liability claim related to any Product or use of any Product Results.
13.5Exception to Indemnification. Neither Party shall be required to indemnify the other Party to the extent that any such claims or suits arose out of or resulted from the other Party’s gross negligence, recklessness or willful misconduct or fraud.
13.6Insurance. BDI Pharmaceuticals will produce and maintain adequate insurance in order to be able to cover claims under this Agreement. Upon request, BDI Pharmaceuticals shall provide proof of adequate coverage to Dyadic.
ARTICLE 14
MISCELLANEOUS
14.1Relationship between Parties. Dyadic and BDI Pharmaceuticals are separate business entities, and shall not be considered as joint ventures, partners, agents, servants, employee or fiduciaries of each other. The Parties specifically agree that any obligation to act in good faith and to deal fairly with each other which may be implied in law shall be deemed satisfied by the Parties’ compliance with the express terms of this Agreement.
14.2No Implied Rights. Other than expressly provided for in this Agreement, nothing in this Agreement grants or shall be construed to grant to any Party any right and/or any license to any intellectual property right or application therefor (including but not limited to patent applications or patents) which are held by and/or in the name of the other Party and/or which are controlled by or licensed by the other Party, or to any Confidential Information received from the other Party.
14.3Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.
14.4Force Majeure. Neither Party shall be held in breach of its obligations hereunder to the extent only that due performance or observance of such obligation is prevented or delayed by war and other hostilities, civil commotion, accident, trade disputes, acts or restraints of government imposition or restrictions of imports or exports or any other cause not within the control of the Party concerned. The Party concerned shall forthwith notify the other Party of the nature and effect of such event and both Parties shall, where the same is practicable, use every reasonable endeavor to minimize such effect and to comply with the respective obligation herein contained as nearly as may be in their original form.
14.5Foreign Corrupt Practices Act and Anti-Bribery Provisions. During the Term, the Parties will not, and shall cause their Affiliates to not, make or provide any payments or gifts or any offers or promises of any kind, directly or indirectly, to any official of any government or to any official of any agency or instrumentality of any government, or to any political party or to any candidate for political office (the foregoing individually and collectively referred to as “Government Official”). If on the date hereof or at any time during the Term any Government Official or an active member of the armed services of any government (a) owns an interest in that certain Party or its Affiliate, (b) has any legal or beneficial interest in this Agreement or in payments to be received by that certain Party or its Affiliate in connection with the services to be provided by hereunder, or (c) is a director, officer or employee of that certain Party or its Affiliate, that certain Party will notify the other Party and will take such actions to assure that the affected person does not take any action, official or otherwise, and/or use any influence in connection with the other Party’s business.
14.6Assignment. Dyadic may freely assign this Agreement. BDI Pharmaceuticals may transfer or assign its rights and obligations under this Agreement to any Affiliate or to any Third Party who purchases all or substantially all of the assets of the business to which this Agreement pertains. No other assignment of this Agreement by BDI Pharmaceuticals, or any rights or obligations thereunder may be made without the consent of the Dyadic, which consent may be withheld in its absolute discretion. Subject to the foregoing, this Agreement shall be binding legal representatives.
14.7Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or any of the Parties hereto be invalid, illegal or unenforceable, such provision(s) shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, the Parties shall meet to discuss in good faith what steps should be taken to remedy the situation.
14.8Publicity; Use of Name. Notwithstanding anything to contrary in this Agreement, Dyadic may issue any press releases or make any other public statement with respect to the transactions contemplated hereby or the Product Results without the prior consent of BDI Pharmaceuticals or its Affiliates and notwithstanding the existence of any confidentiality or non-disclosure obligations that Dyadic may have, which, for the avoidance of doubt, may include the filing of this Agreement or and/or summaries thereof with the U.S. Securities and Exchange Commission by Dyadic as required by U.S. federal securities law (such requirement to be determined by Dyadic in its sole discretion) and industry and investor conferences and presentations. BDI Pharmaceuticals may not issue any press releases or make any other public statement with respect to the transactions contemplated hereby or the Product Results without the prior written consent of Dyadic, which may be withheld in Dyadic’s sole discretion. The Parties may (i) disclose the terms of this Agreement to such Party’s auditors, attorneys, bankers or investment bankers as necessary for their rendition of services to such Party; and (ii) disclose the terms of this Agreement to bona fide prospective investors, merger partners, strategic partners or acquirors and their respective professional advisors, in connection with the negotiation, entry into and/or performance of a business transaction between such parties, including the conduct of due diligence involved in such transaction, provided, however, that such parties are subject to obligations of confidentiality and non-use at least as restrictive as those set forth in this
Agreement. During the term of this Agreement and for a reasonable time thereafter, Dyadic may use BDI Pharmaceuticals’ and its Affiliates’ names and logos in press releases, marketing material and/or advertisements disclosing the existence of this Agreement. Except for disclosures permitted pursuant to this Section 14.8, neither Party will use the other’s name for advertising or external publicity purposes without its consent.
14.9Notices. All notices, requests, reports and other communications provided in this Agreement shall be in writing and shall be deemed to have been made or given: (a) when delivered, if delivered by hand; (b) when confirmation of transmission received, if sent by email; (c) two (2) days following deposit with an overnight courier; or (d) on the date ten (10) business days following deposit, as certified or registered mail, with the postal service of the country of the Party providing notice:

To Dyadic:	140 Intracoastal Pointe Drive,
Suite # 404, Jupiter, Florida, 334 77 USA
Attn: Mark Emalfarb
Email: memalfarb@dyadic.com
Telephone: (561) 743-8333

With a copy to	Squire, Patton Boggs (US) LLP
127 Public Square, Suite 4900
Cleveland, Ohio 44114
Attn: Laura Nemeth
Email: laura.nemeth@squirepb.com
Telephone: 216-479-8552

To BDI Pharmaceuticals:	Biotechnology Developments for
Industry in pharmaceuticals S.L.U
Louist Proust 13
4 7151 Boecillo (Valladolid) Spain
Attn: Emilio Gutierrez
Email: egutierrez@bdibiotech.com
Telephone: (+34) 983 54 85 63

14.10Applicable Law and Arbitration.
(i)    This Agreement shall be governed by, and interpreted under, the laws of Florida, USA, without application of rules on conflicts of laws.
(ii)    Disputes between the Parties shall be resolved as provided by this Section 14.10. Any Party shall give the other Party written notice of any dispute under this or in connection with this Agreement. The Parties shall attempt to resolve such dispute promptly by negotiation among the chief executive officers of the Parties and his/her advisors and executive officers of the BDI Group and Dyadic, as applicable. Within thirty (30) days after delivery of the notice, the Party(ies) receiving the notice shall submit to the other a written response. The notice and response shall include: (A) a statement of each Party’s position and a summary of arguments supporting that position; and (B) in the case of any member of the BDI Group or Dyadic, the name and title of the executive officer of such Party who will represent such Party and, in the case of any Party, the name and title of any other person who will accompany such Party during the negotiations. Within thirty (30) days after delivery of the disputing Party’s notice, the Parties shall meet at a mutually acceptable time and place, and thereafter as often as they deem reasonably necessary, to attempt to resolve the dispute.
(iii)    If any dispute has not been resolved by the Parties in accordance with Section 14.10(ii) within forty-five (45) days after the disputing Party’s request notice, or if the Parties fail to meet within thirty (30) days after such request notice, then each of the Parties agrees that such dispute shall be finally and exclusively settled without appeal by arbitration in New York City, New York, administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules in effect as of the date of the request for arbitration, which rules are deemed to be incorporated into this Section 14.10(iii) provided, however, that in the event of any conflict between such rules and the other provisions of this Agreement, such other provisions of this Agreement shall control. The arbitration shall be conducted before a single arbitrator. The decision of the arbitrator shall be in writing, shall set forth the facts found by the arbitrator to exist, his/her decision and the basis for that decision and shall be final and binding upon the Parties and not subject to appeal. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. Each Party shall bear its own costs and expenses in connection with the arbitration, including reasonable attorneys’ fees, disbursements, arbitration expense, arbitrators’ fees and the administrative fee of the AAA.
14.11Independent Parties; No Authority to Bind. The relationship of BDI Pharmaceuticals and Dyadic is that of independent contractors. Neither Party nor their employees are agents, partners, employers, employees, joint venturers, have any other kind of relationship with the other Party except as specified in the Investment Agreement, the Research Services Agreement, and the Service Framework Agreement. Neither Party shall have any authority to bind the other party to any obligation by contract or otherwise.
14.12Construction of Agreement. The Parties acknowledge that they thoroughly have reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the Party or Parties responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.
14.13Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.
14.14Headings. All headings in this Agreement are included solely for convenient reference, are not intended to be full and accurate descriptions of the contents of this Agreement, shall not be deemed a part of this Agreement, and shall not affect the meaning or interpretation of this Agreement.
14.15Amendments. This Agreement may be modified or amended only by written agreement of the Parties.
14.16English Language. The Parties shall use the English language in all communications relating to this Agreement, and the English language version of this Agreement signed by the Parties shall control over any and all translations.
14.17Entire Agreement. This Agreement, together with any supporting documents recited herein, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and supersedes all prior agreements between the Parties concerning the subject matter hereof.
14.18Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in two counterparts by their duly authorized representatives, each Party acknowledging receipt of one original.

DYADIC INTERNATIONAL, INC.	BIOTECHNOLOGY DEVELOPMENTS FOR INDUSTRY IN PHARMACEUTICALS, S.L.U.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Exhibit A
to
SELECTED PRODUCT DEVELOPMENT AND NET SALES SHARING AGREEMENT
Selected Product